Exhibit 10.4

EXECUTION COPY

CREDIT AGREEMENT

dated as of

April 29, 2005

between

BRUNSWICK CORPORATION,

The SUBSIDIARY ACCOUNT PARTIES

and

SUBSIDIARY BORROWERS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$650,000,000

J.P. MORGAN SECURITIES INC. and RBS SECURITIES CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

THE ROYAL BANK OF SCOTLAND PLC,

as Syndication Agent

BANK OF AMERICA, N.A.,

SUNTRUST BANK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

- i -

- ii -

SCHEDULE 1.01A		-	Commitments
SCHEDULE 1.01B		-	Approving Issuing Lenders
SCHEDULE 1.01C		-	Mandatory Costs
SCHEDULE 2.06(l)		-	Existing Letters of Credit
SCHEDULE 3.06(a)		-	Litigation
SCHEDULE 3.06(b)		-	Environmental Matters
SCHEDULE 6.01		-	Liens

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B-1	-	Form of Subsidiary Account Party Designation Letter
EXHIBIT B-2	-	Form of Subsidiary Borrower Designation Letter
EXHIBIT C	-	Form of Opinion of Counsel to the Obligors
EXHIBIT D	-	Form of Opinion of Special New York Counsel to JPMCB
EXHIBIT E	-	Form of Process Agent Acceptance Letter
EXHIBIT F	-	Form of Termination Letter

- iii -

CREDIT AGREEMENT dated as of April 29, 2005, between BRUNSWICK CORPORATION, certain SUBSIDIARIES of Brunswick Corporation that shall be SUBSIDIARY ACCOUNT PARTIES and/or SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company (as hereinafter defined) has requested that the Lenders (as so defined) make loans and extend credit to the Company and certain of its designated Subsidiaries in an aggregate initial principal or face amount not exceeding $650,000,000 at any one time outstanding in U.S. dollars and other agreed currencies.  The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Party” means any of the Company and the Subsidiary Account Parties, as the context may require, and “Account Parties” means all of the foregoing.

“Additional Commitment Lender” has the meaning set forth in Section 2.13(b).

“Additional Margin” means 0.10%.

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (other than in the case of any Loan made to a Foreign Subsidiary Borrower) (b) the Statutory Reserve Rate for such Interest Period, plus (c) if applicable, as reasonably determined by the Administrative Agent in accordance with Schedule 1.01C, the Mandatory Costs.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Company, the relevant Obligor (if other than the Company) and the Lenders.

Credit Agreement

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, notwithstanding the foregoing, the BAC Joint Venture shall be deemed an Affiliate of the Company and its Subsidiaries.

“Agreed Foreign Currency” means, at any time, (a) Pounds Sterling, (b) euro and (c) (i) with respect to the denomination of Syndicated Loans hereunder, any other Foreign Currency agreed to by the Administrative Agent and each Multicurrency Lender (or, with respect to Syndicated Loans to any Future Foreign Subsidiary Borrower, each Approving Relevant Lender for such Future Foreign Subsidiary Borrower) or (ii) with respect to the denomination of any Letter of Credit, any other Foreign Currency agreed to by the Administrative Agent and the relevant Issuing Lender, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (A) such Currency is dealt with in the London interbank deposit market, (B) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (C) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the euro, any authorization by the European Central Bank) is required to permit use of such Currency (I) by any Lender for making any Loan hereunder and/or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon or (II) by any Issuing Lender for issuing or making any disbursement with respect to any Letter of Credit hereunder and/or to permit the relevant Account Party to reimburse any Issuing Lender for any such disbursement or pay the interest thereon or to permit any Lender to acquire a participation interest in any Letter of Credit or make any payment to the Issuing Lender in consideration therefor, unless in each case such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 0.50%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the Total Dollar Sub-Commitment represented by such Dollar Lender’s Dollar Sub-Commitment; provided that if the Dollar Sub-Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Total Dollar Sub-Commitment most recently in effect, giving effect to any assignments.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the Total Multicurrency Sub-Commitment represented by such Multicurrency Lender’s Multicurrency Sub-Commitment; provided that if the Multicurrency Sub-Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Total Multicurrency Sub-Commitment most recently in effect, giving effect to any assignments.

Credit Agreement

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitments; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Syndicated Eurocurrency Loan, or with respect to the facility fees or participation fees in respect of Letters of Credit payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “Facility Fee Rate” or “Letter of Credit Rate”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/Moody’s)	Eurocurrency Spread	Facility Fee Rate	Letter of Credit Rate
Category 1	> A / A2	0.175%	0.075%	0.175%
Category 2	> A- / A3	0.270%	0.080%	0.270%
Category 3	> BBB+ / Baa1	0.350%	0.100%	0.350%
Category 4	> BBB / Baa2	0.425%	0.125%	0.425%
Category 5	> BBB- / Baa3	0.550%	0.150%	0.550%
Category 6	< BBB- / Baa3	0.700%	0.200%	0.700%

For purposes of the foregoing, (i) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Rate shall be determined by reference to the Category of the higher of the two ratings; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (iii) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Rate shall be determined by reference to the Category of such rating; (iv) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating shall be determined by reference to Category 6; and (v) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such

Credit Agreement

rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approving Issuing Lender” means (a) as of the Effective Date, for any Foreign Subsidiary Account Party (if any) under the caption “Foreign Subsidiary Account Parties” on the signature pages hereof, each Issuing Lender (if any) specified on Schedule 1.01B as an Approving Issuing Lender for such Foreign Subsidiary Account Party and (b) thereafter, for any Foreign Subsidiary that has been designated as a “Subsidiary Account Party” pursuant to Section 2.21(a), each Issuing Lender (if any) that has evidenced its willingness to issue Letters of Credit for account of such Foreign Subsidiary Account Party.

“Approving Relevant Lender” means for any Foreign Subsidiary that has been designated as a “Subsidiary Borrower” after the Effective Date pursuant to Section 2.21(b), each Multicurrency Lender (if any) that has evidenced its willingness to make Syndicated Loans to such Foreign Subsidiary Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning set forth in Section 2.09(e).

“Attributable Securitization Indebtedness” means, at any time with respect to an asset securitization by the Company or any of its Subsidiaries, the principal amount of Indebtedness which (a) if such asset securitization is structured as a secured lending agreement, is the principal amount of such Indebtedness under such agreement or (b) if such asset securitization is structured as a purchase agreement, would be outstanding at such time under such asset securitization if it were structured as a secured lending agreement rather than a purchase agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“BAC Joint Venture” means Brunswick Acceptance Company L.L.C., a joint venture company (a majority of the Equity Interest of which is owned by General Electric  Commercial Finance or one of its Subsidiaries and the remainder thereof by the Company and/or any Subsidiary of the Company).

Credit Agreement

“BAC Joint Venture Obligations” means any and all agreements, undertakings, arrangements and other contractual obligations of the Company and its Subsidiaries to make loans or advances, or guarantee the obligations of, or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, the BAC Joint Venture.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means any of the Company and the Subsidiary Borrowers, as the context may require, and “Borrowers” means all of the foregoing (including the Swingline Borrowers).

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date, (b) all Syndicated Eurocurrency Loans or Competitive Loans of the same Class, Type and Currency that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type) or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) on which commercial banks are not authorized or required by law to close in New York City, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing denominated in Dollars (or any notice with respect thereto), that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market, (c) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing denominated in any Foreign Currency (other than euro) (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in any Foreign Currency (other than euro) (or any notice with respect thereto), that is also a day on which commercial banks and the foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency and/or (d) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing denominated in euro (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in euro (or any notice with respect thereto), that is also a TARGET Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Credit Agreement

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) with respect to a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) made for Equity Interests of the Company, which tender offer has not been negotiated and approved by the board of directors of the Company, the earlier of (i) any Business Day during such tender offer when the Person or group making such tender offer owns, directly or indirectly, beneficially or of record, and/or has accepted for payment Equity Interests representing 25% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Company and (ii) three Business Days before such tender offer is to terminate unless the tender offer is withdrawn first if the Person or group making such tender offer could own, by the terms of the tender offer plus any Equity Interests owned by such Person or group, Equity Interests representing 50% or more of the aggregate voting power representing by the issued and outstanding Equity Interests of the Company when such tender offer terminates; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (d) the acquisition of direct or indirect Control of the Company by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or such Issuing Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09(b), (b) increased from time to time pursuant to Section 2.09(e) or Section 2.13, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 (and the “Commitment” of any Lender shall be deemed to include its Dollar Sub-Commitment and its Multicurrency Sub-Commitment, if any).  The initial amount of each Lender’s Commitment is set forth on Schedule 1.01A, in an agreement entered into by such Lender pursuant to Section 2.09(e) or in the

Credit Agreement

Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Total Commitment (including the Total Dollar Sub-Commitment and the Total Multicurrency Sub-Commitment) is $650,000,000.

“Commitment Increase” has the meaning set forth in Section 2.09(e).

“Commitment Increase Date” has the meaning set forth in Section 2.09(e).

“Commitment Termination Date” means the fifth anniversary of the Effective Date (or, if such date is not a Business Day, on the immediately preceding Business Day), subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.13.

“Commitment Utilization Day” means (a) any day on which the sum of (i) the total of the aggregate principal amount of outstanding Syndicated Loans denominated in Dollars plus (ii) the aggregate principal amount of outstanding Competitive Loans denominated in Dollars plus (iii) the aggregate principal amount of outstanding Swingline Loans plus (iv) the total LC Exposure equals or exceeds 50% of the total Commitments and (b) any day following the termination of the Commitments on which any Loans are outstanding.

“Company” means Brunswick Corporation, a Delaware corporation.

“Competitive”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Eurocurrency Rate, the marginal rate of interest, if any, to be added to or subtracted from the Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Competitive Bid Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Company or any Subsidiary Borrower for Competitive Bids in accordance with Section 2.04.

“Consent Date” has the meaning set forth in Section 2.13(a).

“Consolidated EBITDA” means, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts

Credit Agreement

attributable to depreciation and amortization for such period and (iv) all non-cash charges to the extent deducted in determining Consolidated Net Income, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, any non-cash gains for such period.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (I) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (II) involves the payment of consideration by the Company and its Subsidiaries in excess of $50,000,000.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any organizational or governing documents, any law, treaty, rule or regulation or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Subsidiary.

“Consolidated Tangible Assets” means, as of any date, the aggregate of all assets of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) after deducting related depreciation, amortization and other valuation reserves and excluding (a) any capital write-ups resulting from reappraisals of assets or of other investments after December 31, 2004 (other than a write-up of any assets constituting part of the assets and business of another Person made in connection with the acquisition, direct or indirect, of the assets and business of such other Person) except as permitted in accordance with GAAP, (b) treasury stock and (c) patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with GAAP, in each case as shown in the consolidated financial statements of the Company and its Subsidiaries for the most recent fiscal quarter ended at least 30 days prior to such date.

Credit Agreement

“Consolidated Total Indebtedness” means, as of any date, without duplication, the sum of (a) Indebtedness for Borrowed Money (determined on a consolidated basis without duplication in accordance with GAAP) as of such date plus (b) Contingent Obligations as of such date to the extent that such Contingent Obligations exceed in the aggregate $75,000,000 (but without duplication of any amounts in respect of such Contingent Obligations that are deducted in determining Consolidated EBITDA for the relevant period).

“Contingent Obligations” means (a) any agreement, undertaking or arrangement by which the Company or any Restricted Subsidiary assumes, guarantees, endorses (excluding endorsement of negotiable instruments for collection in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, any Indebtedness of any Person (other than the Company or any Restricted Subsidiary), or agrees to maintain the net worth or working capital or other financial condition of any such Person or otherwise assures any creditor of any such Person against loss and (b) any take-or-pay contract to which the Company or any Restricted Subsidiary is a party.  Notwithstanding the foregoing, the following shall not be deemed to be Contingent Obligations: (x) inventory repurchase and recourse obligations of the Company and its Restricted Subsidiaries incurred in the ordinary course of business and as described in the Company’s annual audited consolidated financial statements; (y) all contingent obligations of the Company and its Restricted Subsidiaries as an account party or applicant in respect of standby letters of credit or surety bonds; and (z) the BAC Joint Venture Obligations.  The amount of any Contingent Obligation shall, as of any date, be equal to the amount of the obligation so guaranteed or otherwise supported on such date; provided that, if the liability of the Company or any Restricted Subsidiary extending such guaranty or support is limited with respect thereto to an amount less than the obligations guaranteed or supported, or is limited to recourse against a particular asset or assets of the Company or such Restricted Subsidiary, the amount of the corresponding Contingent Obligation shall be limited (i) in the case of a guaranty or other support limited by amount, to such lesser amount, or (ii) in the case of a guaranty or other support limited by recourse to a particular asset or assets, to the higher of (A) the fair market value of such asset or assets as of such date and (B) the value at which such asset or assets would, in conformity with GAAP, be reflected on, or valued for the purposes of preparing, a consolidated balance sheet of the Company or such Restricted Subsidiary as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the Dollar Amount of such Lender’s Syndicated Loans, LC Exposure and Swingline Exposure at such time.

“Currency” means the lawful currency of any country.

Credit Agreement

“Currency Valuation Notice” has the meaning set forth in Section 2.11(b).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designation Letter” means any of the Subsidiary Account Party Designation Letters and the Subsidiary Borrower Designation Letters, as the context requires, and “Designation Letters” means all of the foregoing.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries.

“Dollar Amount” means (a) with respect to any Loan or Borrowing, (i) if such Loan or Borrowing is denominated in Dollars, the outstanding principal amount thereof and (ii) if such Loan or Borrowing is denominated in a Foreign Currency, the Dollar Equivalent of the outstanding principal amount thereof, (b) with respect to any Letter of Credit, (i) if such Letter of Credit is denominated in Dollars, the undrawn amount thereof and (ii) if such Letter of Credit is denominated in a Foreign Currency, the Dollar Equivalent of the undrawn amount thereof and (c) with respect to any LC Disbursement, (i) if such LC Disbursement is denominated in Dollars, the amount thereof and (ii) if such LC Disbursement is denominated in a Foreign Currency, the Dollar Equivalent of such LC Disbursement.

“Dollar Credit Exposure” means, with respect to any Dollar Lender at any time, the sum of the outstanding principal amount of such Dollar Lender’s Dollar Loans and its Dollar LC Exposure and Swingline Exposure at such time.

“Dollar Equivalent” means:

(a)  with respect to any Borrowing or Loan denominated in any Foreign Currency, the amount of Dollars that would be required to purchase an amount of such Foreign Currency equal to the outstanding principal amount of such Borrowing or Loan if such purchase were made (i) in the case of any determination made on any Quarterly Date under Section 2.11(b), on such Quarterly Date, (ii) in the case of any determination made upon receipt by the Administrative Agent of any Currency Valuation Notice under Section 2.11(b), (A) if such Currency Valuation Notice is received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or (B) if such Currency Valuation Notice is otherwise received, on the first Business Day after such Currency Valuation Notice is received, (iii) in the case of any determination made by the Administrative Agent under Section 2.03(c), as of the Business Day that the Borrowing Request is received by the Administrative Agent, (iv) in the case of any redenomination under the last sentence of Section 2.19(a)(iii), on the date of such redenomination or (v) in any other case, on the date two Business Days prior to the date of such Borrowing or Loan, determined in accordance with the last sentence of the definition of the term “Interest Period”;

Credit Agreement

(b)  with respect to any Letter of Credit denominated in any Foreign Currency, the amount of Dollars that would be required to purchase an amount of such Foreign Currency equal to the undrawn amount of such Letter of Credit if such purchase were made (i) in the case of any determination made on any Quarterly Date under Section 2.11(b), on such Quarterly Date, (ii) in the case of any determination made upon receipt by the Administrative Agent of any Currency Valuation Notice under Section 2.11(b), (A) if such Currency Valuation Notice is received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or (B) if such Currency Valuation Notice is otherwise received, on the first Business Day after such Currency Valuation Notice is received, (iii) in the case of any determination made by the Administrative Agent under Section 2.03(c), as of the Business Day that the Borrowing Request is received by the Administrative Agent or (iv) in any other case, on the date two Business Days prior to the date of issuance of (or, if later, on the date of any Issuing Lender’s LC Disbursement with respect to) such Letter of Credit;

(c)  with respect to any LC Disbursement denominated in any Foreign Currency, the amount of Dollars that would be required to purchase an amount of such Foreign Currency equal to the amount of such LC Disbursement if such purchase were made (i) in the case of any determination of the amount which any Lender is obligated to pay to the applicable Issuing Lender pursuant to Section 2.06(e) in respect of any such LC Disbursement, on the date of the request by such Issuing Lender for such payment or, if earlier, on the date of any redenomination under the last sentence of Section 2.19(a)(iii) or (ii) in any other case, on the date of such LC Disbursement; and

(d)  with respect to any reimbursement obligation of any Account Party denominated in any Foreign Currency that is redenominated pursuant to the last sentence of Section 2.19(a)(iii), the amount of Dollars that would be required to purchase an amount of such Foreign Currency equal to the amount of such reimbursement obligation (before giving effect to such redenomination) if such purchase were made on the date of such redenomination, in each case based upon the spot selling rate at which the Person serving as the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate amount of Dollar Letters of Credit undrawn at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of any Obligor at such time.  The Dollar LC Exposure of any Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time.

“Dollar Lender” means (a) on the Effective Date, the Lenders having Dollar Sub-Commitments on Schedule 1.01A hereto under the heading “Dollar Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Dollar Sub-Commitments or holding Dollar Sub-Commitments, after giving effect to any assignments thereof permitted by Section 10.04(b).

Credit Agreement

“Dollar Letters of Credit” means Letters of Credit that utilize the Dollar Sub-Commitments.

“Dollar Loan” means a Loan denominated in Dollars made by a Lender under its Dollar Sub-Commitment.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Sub-Commitment” means, as to each Dollar Lender, the obligation of such Dollar Lender to make Syndicated Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Dollar Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Dollar Sub-Commitment is set forth on Schedule 1.01A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Sub-Commitment, as applicable. The initial aggregate amount of the Total Dollar Sub-Commitment is $500,000,000.

“Domestic Subsidiary Account Party” means any Subsidiary Account Party other than a Foreign Subsidiary Account Party.

“Domestic Subsidiary Borrower” means any Subsidiary Borrower other than a Foreign Subsidiary Borrower.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

Credit Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan other than PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted Eurocurrency Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the Eurocurrency Rate.

“Eurocurrency Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, the rate appearing on the Screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in such Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available on the Screen at such time for any reason, then the Eurocurrency Rate for such Interest Period shall be the rate at which deposits in such Currency in the amount of $5,000,000 (or, in the case of any Eurocurrency Borrowing in any Foreign Currency, the Foreign Currency Equivalent thereof, appropriately rounded) and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

Credit Agreement

“euro” means the single currency of Participating Member States of the European Union, which shall be an Agreed Foreign Currency and a Foreign Currency under this Agreement.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder or under any other Loan Document:

(a)  income or franchise taxes imposed on (or measured by) such recipient’s net income by the United States of America (or any political subdivision or state thereof) (each a “U.S. Taxing Authority”), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or any Issuing Lender, in which its applicable lending office is located;

(b)  any branch profits taxes imposed by any U.S. Taxing Authority or any similar tax imposed by any other jurisdiction described in clause (a) above;

(c)  in the case of a Dollar Lender or an Issuing Lender under the Dollar Sub-Commitments or in the case of a Multicurrency Lender or an Issuing Lender under the Multicurrency Sub-Commitments with respect to the Company or any Domestic Subsidiary (other than an assignee thereof pursuant to a request by the Company under Section 2.20(b)), any withholding tax that is imposed by any U.S. Taxing Authority on payments by the Company or any Domestic Subsidiary from an office within the United States of America to such Lender to the extent such tax (i) is in effect and would apply as of the date such Lender becomes a party to this Agreement or (ii) relates to such payments that would be made to any new applicable lending office designated by such Lender and is in effect and would apply as of the time of such designation;

(d)  in the case of a Multicurrency Lender under the Multicurrency Sub-Commitments with respect to any Initial Foreign Subsidiary Borrower or in the case of an Approving Issuing Lender under the Multicurrency Sub-Commitments with respect to any Foreign Subsidiary Account Party party hereto on the Effective Date (other than an assignee thereof pursuant to a request by the Company under Section 2.20(b)), any withholding tax that is imposed by the jurisdiction of organization of such Initial Foreign Subsidiary Borrower or Foreign Subsidiary Account Party, as the case may be, (or any political subdivision thereof) on payments by such Initial Foreign Subsidiary Borrower or Foreign Subsidiary Account Party, as the case may be, from an office within such jurisdiction to such Lender to the extent such tax (i) is in effect and would apply as of the date such Lender becomes a party to this Agreement or (ii) relates to such payments that would be made to any new applicable lending office designated by such Lender and is in effect and would apply as of the time of such designation;

Credit Agreement

(e)  in the case of an Approving Relevant Lender under the Multicurrency Sub-Commitment with respect to any Future Foreign Subsidiary Borrower (for Loans in any Foreign Currency agreed to by such Lender) or in the case of an Approving Issuing Lender under the Multicurrency Sub-Commitment with respect to any Foreign Subsidiary Account Party that shall become a party hereto after the Effective Date (for Letters of Credit in any Foreign Currency agreed to by such Lender) (other than an assignee thereof pursuant to a request by the Company under Section 2.20(b)), any withholding tax that is imposed by the jurisdiction of organization of such Future Foreign Subsidiary Borrower or such Foreign Subsidiary Account Party, as the case may be, (or any political subdivision thereof) on payments by such Future Foreign Subsidiary Borrower or Foreign Subsidiary Account Party, as the case may be, from an office within such jurisdiction to such Lender to the extent such tax (i) is in effect and would apply as of the date such Future Foreign Subsidiary Borrower or Foreign Subsidiary Account Party, as the case may be, shall have been approved by such Approving Relevant Lender as a Foreign Subsidiary Borrower or by such Approving Issuing Lender as a Foreign Subsidiary Account Party, as the case may be, hereunder or (ii) (at any time following such approval) relates to payments that would be made to any new applicable lending office designated by such Lender and is in effect and would apply as of the time of such designation; or

(f)  any withholding tax that is attributable to such Lender’s failure to comply with Section 2.18(e) or Section 2.18(g), as applicable, except (i) as a result of any Change in Law, (ii) in the case of clause (c), (d) or (e) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Administrative Agent or the relevant Lender for the receipt of payments of the applicable type from such Borrower or (iii) to the extent the relevant Lender (or its assignee) was entitled, at the time of designation of a new lending office (or at the time of assignment) to receive additional amounts from the relevant Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“Existing Commitment Termination Date” has the meaning set forth in Section 2.13(a).

“Existing Credit Agreement” means the Credit Agreement dated as of November 15, 2002 among the Company, the Subsidiaries party thereto, the lenders party thereto and JPMCB (formerly known as JPMorgan Chase Bank), as Administrative Agent, as amended and in effect on the date hereof.

“Existing Letters of Credit” has the meaning set forth in Section 2.06(l).

“Extension Date” has the meaning set forth in Section 2.13(a).

“Extension Request” has the meaning set forth in Section 2.13(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as

Credit Agreement

published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.  When used in reference to any Loan or Borrowing, “Fixed Rate” refers to whether such Loan, or the Loans constituting such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

“Foreign Subsidiary Account Party” means any Subsidiary Account Party that is a Foreign Subsidiary.

“Foreign Subsidiary Borrower” means any Initial Foreign Subsidiary Borrower or Future Foreign Subsidiary Borrower.

“Future Foreign Subsidiary Borrower” means any Foreign Subsidiary of the Company designated as a Subsidiary Borrower after the Effective Date pursuant to Section 2.21(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantor” means the Company.

Credit Agreement

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means a Subsidiary of the Company (other than a Subsidiary Obligor) that provides less than 1% of the consolidated revenues of, or holds less than 1% of the consolidated assets of, the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Increasing Lender” has the meaning set forth in Section 2.09(e).

“Indebtedness” means, without duplication, (a) with respect to any Person (including the Company and its Restricted Subsidiaries), all indebtedness, liabilities and other monetary obligations of such Person for (i) obligations for borrowed money or evidenced by bonds, debentures, notes or similar instruments, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of inventory on terms customary in the trade, (iii) Capital Lease Obligations and (iv) obligations (other than Contingent Obligations) in respect of bankers’ acceptances and (b) with respect to the Company and its Restricted Subsidiaries, Attributable Securitization Indebtedness other than Attributable Securitization Indebtedness arising out of asset securitizations done with the BAC Joint Venture.

“Indebtedness for Borrowed Money” means, without duplication, the sum for the Company and each of its Restricted Subsidiaries of Indebtedness of such Person described in clauses (a)(i), (a)(iii) and (b) of the definition of “Indebtedness”, but shall exclude (a) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit and (b) with respect to the Company and its Restricted Subsidiaries, all obligations of the Company and its Restricted Subsidiaries of the character referred to in this definition to the extent owing to the Company or any of its Restricted Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Initial Foreign Subsidiary Borrower” means any Subsidiary Borrower on the Effective Date that is a Foreign Subsidiary.

“Interest Election Request” means a request by any Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each day prior to the last day of such Interest Period that

Credit Agreement

occurs at three-month intervals after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at 90-day intervals after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means:

(a)  for any Syndicated Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending (i) fourteen days thereafter or (ii) on the numerically corresponding day in the calendar month that is one, two, three, six or (with the consent of each Lender making a Loan as part of any such Borrowing) nine or twelve months thereafter, or, with respect to such portion of any Syndicated Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request;

(b)  for any Competitive Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending fourteen days thereafter, on the numerically corresponding day in the calendar month that is one, two, three, six, nine or twelve months thereafter or, with respect to such portion of any Competitive Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Commitment Termination Date a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Commitment Termination Date, as specified in the applicable Competitive Bid Request; and

(c)  for any Fixed Rate Loan or Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Loan or Borrowing and ending on the date specified in the applicable Competitive Bid Request;

provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is

Credit Agreement

made and, in the case of a Syndicated Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Issuing Lender” means JPMCB, The Bank of New York, Wells Fargo Bank, National Association and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, as at any time, the sum of the Dollar LC Exposure and the Multicurrency LC Exposure.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as an Assuming Lender pursuant to Section 2.09(e) or as an Additional Commitment Lender pursuant to Section 2.13, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued or continued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“LIBOR” means, for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market.

Credit Agreement

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Designation Letters.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to any Loan or Letter of Credit denominated in or any payment to be made in Dollars, New York City time, (b) with respect to any Loan or Letter of Credit denominated in or any payment to be made in any Foreign Currency (other than euro), the local time in the Principal Financial Center for the currency in which such Loan or Letter of Credit is denominated or such payment is to be made and (c) with respect to any Loan or Letter of Credit denominated in or any payment to be made in euro, the local time in London, England.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or Contingent Obligations, or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Credit Exposure” means, with respect to any Multicurrency Lender at any time, the sum of the outstanding principal amount of such Multicurrency Lender’s Multicurrency Loans and its Multicurrency LC Exposure at such time.

“Multicurrency LC Exposure” means, at any time, the sum of (a) the aggregate Dollar Amount of all outstanding Multicurrency Letters of Credit undrawn at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of any Obligor at such time.  The Multicurrency LC

Credit Agreement

Exposure of any Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time.

“Multicurrency Lender” means (a) on the Effective Date, the Lenders having Multicurrency Sub-Commitments on Schedule 1.01A hereto under the heading “Multicurrency Lenders” and (b) thereafter, the Lenders from time to time holding Loans made pursuant to Multicurrency Sub-Commitments or holding Multicurrency Sub-Commitments, after giving effect to any assignments thereof permitted by Section 10.04(b).  Unless the context otherwise requires, the term “Multicurrency Lender” includes the Approving Relevant Lenders.

“Multicurrency Letters of Credit” means Letters of Credit that utilize the Multicurrency Sub-Commitments.

“Multicurrency Loan” means a Loan denominated in an Agreed Foreign Currency or in Dollars made by a Lender under its Multicurrency Sub-Commitment.

“Multicurrency Sub-Commitment” means, as to each Multicurrency Lender, the obligation of such Multicurrency Lender to make Syndicated Loans and to acquire participations in Letters of Credit hereunder, in each case, denominated in Dollars or in an Agreed Foreign Currency, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender’s Syndicated Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Multicurrency Sub-Commitment is set forth on Schedule 1.01A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Multicurrency Sub-Commitment, as applicable.  The initial aggregate amount of the Total Multicurrency Sub-Commitment is $150,000,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by either the Company or an ERISA Affiliate.

“Non-U.S. Lender” means any Lender or Issuing Lender that is not a “United States Person” as defined in Section 7701 of the Code.

“Obligor” means any of the Borrowers, the Account Parties and the Guarantor, as the context may require, and “Obligors” means all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document but excluding Excluded Taxes.

“Participant” has the meaning set forth in Section 10.04.

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

Credit Agreement

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for taxes, assessments or governmental charges or levies on property that are not yet due or thereafter can be paid without penalty or are being contested in compliance with Section 5.04;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, servicemen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)  pledges and deposits (including letters of credit, surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation laws, unemployment, general liability and other insurance, old age pensions and other social security or retirement benefits, or similar laws or regulations;

(d)  Liens incurred over cash deposits and other investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)  bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights in favor of the relevant depository institutions in connection with any cash management services provided to the Company or any of its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful currency of England.

Credit Agreement

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center in the country of issue of such Currency, as determined by the Administrative Agent.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the total Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” means, Lenders having Credit Exposures representing more than 50% of the total Credit Exposures (computed, in the case of Loans denominated in a Foreign Currency, as the Dollar Equivalent thereof, as determined by the Administrative Agent) at such time (and, for purposes of this proviso, the outstanding Competitive Loans made by any of the Lenders shall be included in their respective Credit Exposures in determining the Required Lenders).

“Restricted Subsidiary” means any Subsidiary other than each Subsidiary which is a general partner in a partnership formed to own, lease or operate bowling centers, provided that notwithstanding the foregoing, the term “Restricted Subsidiary” shall include any Subsidiary Obligor.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Screen” means, for any Currency, the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Telerate Service; provided that, if the Administrative Agent determines that there is no such relevant display page for LIBOR for such Currency, “Screen” means the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Reuters Monitor Money Rates Service.

“SEC” means the United States Securities and Exchange Commission, together with any successor agency responsible for the administration and enforcement of the Securities Act of 1933, as amended from time to time, and the Exchange Act.

Credit Agreement

“Statutory Reserve Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the person serving as Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Commitment” shall refer, as applicable, to a Dollar Sub-Commitment or a Multicurrency Sub-Commitment.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Account Party” means (a) each wholly-owned Subsidiary of the Company that is listed under the caption “Subsidiary Account Parties” on the signature pages hereof and (b) each other wholly-owned Subsidiary of the Company that shall become a Subsidiary Account Party pursuant to Section 2.21(a), in each case so long as such Subsidiary shall remain a Subsidiary Account Party hereunder.  The term “Subsidiary Account Party” includes any of the Domestic Subsidiary Account Parties and the Foreign Subsidiary Account Parties.

“Subsidiary Account Party Designation Letter” means the Subsidiary Account Party Designation Letter entered into by the Company and a wholly-owned Subsidiary of the Company pursuant to Section 2.21(a), pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.21) be designated as a Subsidiary Account Party, substantially in the form of Exhibit B-1 or any other form approved by the Administrative Agent.

“Subsidiary Borrower” means (a) each wholly-owned Subsidiary of the Company that is listed under the caption “Subsidiary Borrowers” on the signature pages hereof and (b) each other wholly-owned Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.21(b), in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.  The term “Subsidiary Borrower” includes any of the Domestic Subsidiary Borrowers and the Foreign Subsidiary Borrowers.

Credit Agreement

“Subsidiary Borrower Designation Letter” means the Subsidiary Borrower Designation Letter entered into by the Company and a wholly-owned Subsidiary of the Company pursuant to Section 2.21(b), pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.21) be designated as a Subsidiary Borrower, substantially in the form of Exhibit B-2 or any other form approved by the Administrative Agent.

“Subsidiary Obligor” means any of the Subsidiary Borrowers and the Subsidiary Account Parties, as the context may require, and “Subsidiary Obligors” means all of the foregoing.

“Substantial Portion” means, with respect to the property of the Company and its Subsidiaries, such property which (a) represents more than 25% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries for the most recent fiscal quarter ended at least 30 days prior to the date when such determination is made, or (b) is responsible for more than 25% of the consolidated net sales of the Company and its Subsidiaries as reflected in the financial statements of the Company and its Subsidiaries for the twelve-month period ending on the last day of the fiscal quarter referred to in clause (a) above.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Borrower” means any of the Company and the Domestic Subsidiary Borrowers, as the context may require, and “Swingline Borrowers” means all of the foregoing.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Dollar Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in euro.

Credit Agreement

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Letter” has the meaning set forth in Section 2.21(d).

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Total Dollar Sub-Commitment” means, at any time, the aggregate amount of the Dollar Sub-Commitments as in effect at such time.

“Total Multicurrency Sub-Commitment” means, at any time, the aggregate amount of the Multicurrency Sub-Commitments as in effect at such time.

“Transactions” means the execution, delivery and performance by the Company and each Subsidiary Obligor of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“2004 10-K” has the meaning set forth in Section 3.06(a).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Eurocurrency Rate or a Fixed Rate.

“Unused Multicurrency Commitment Amount” has the meaning set forth in Section 2.03(c).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Competitive Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Competitive Eurocurrency Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Competitive Borrowing”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Competitive Eurocurrency Borrowing”).  Loans and Borrowings may also be identified by Currency.

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or

Credit Agreement

otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP; Fiscal Year.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or any change in the application of GAAP on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change its fiscal year from a fiscal year consisting of four fiscal quarters ending on December 31, each fiscal quarter of which is comprised of three fiscal months consisting of a first fiscal month of four calendar weeks, a second fiscal month of four calendar weeks and a third fiscal month of five calendar weeks.

SECTION 1.05.  Currencies; Currency Equivalents.  (a)  At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular country means the lawful currency of such country at such time whether or not the name of such Currency is the same as it was on the date hereof.

(b)  Wherever in this Agreement in connection with a Borrowing or Loan a required minimum or multiple amount thereof is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

(c)  Each obligation hereunder of any party hereto that is denominated in a Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euro or such Currency, such party shall be entitled to pay or repay such amount either in euro or in such Currency.  If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign

Credit Agreement

Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.  Without prejudice to the respective liabilities of the Borrowers and the Subsidiary Account Parties to the Lenders and of the Lenders to the Borrowers and the Subsidiary Account Parties under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01.  The Commitments.

(a)  Subject to the terms and conditions set forth herein, each Dollar Lender agrees to make Syndicated Loans in Dollars to the Company and the Domestic Subsidiary Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Dollar Credit Exposure exceeding such Lender’s Dollar Sub-Commitment, or (ii) the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans exceeding the Total Commitments.

(b)  Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make Syndicated Loans in Dollars or in any Agreed Foreign Currency to the Company and the Domestic Subsidiary Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Sub-Commitment, (ii) the Dollar Amount of all outstanding Syndicated Loans denominated in Agreed Foreign Currencies exceeding $150,000,000 or (iii) the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans exceeding the Total Commitments.

(c)  Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make Syndicated Loans in Dollars or in any Agreed Foreign Currency to each of the Initial Foreign Subsidiary Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Sub-Commitment, (ii) the Dollar Amount of all outstanding Syndicated Loans denominated in Agreed Foreign Currencies exceeding $150,000,000 or (iii) the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans exceeding the Total Commitments.

Credit Agreement

(d)  Subject to the terms and conditions set forth herein, each Approving Relevant Lender agrees to make Syndicated Loans in Dollars or in any Agreed Foreign Currency to any Future Foreign Subsidiary Borrower for such Approving Relevant Lender from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Sub-Commitment, (ii) the Dollar Amount of all outstanding Syndicated Loans denominated in Agreed Foreign Currencies exceeding $150,000,000 or (iii) the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans exceeding the Total Commitments.  Notwithstanding anything to the contrary, no Lender shall be required to make Syndicated Loans to any Future Foreign Subsidiary Borrower in any Foreign Currency unless such Lender is an Approving Relevant Lender with respect to such Foreign Subsidiary Borrower and such Lender has agreed to lend to such Foreign Subsidiary in such Foreign Currency.

(e)  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Syndicated Loans.

SECTION 2.02.  Loans and Borrowings.

(a)  Obligations of Lenders.  Each Syndicated Loan to the Company or any Domestic Subsidiary Borrower shall be made as part of a Borrowing consisting of Loans of the same Currency and Type made by the applicable Lenders ratably in accordance with their respective applicable Sub-Commitments (subject to Section 2.03(c)(ii)).  Each Syndicated Loan to the Initial Foreign Subsidiary Borrowers shall be made as part of a Borrowing consisting of Loans of the same Currency and Type made by the Multicurrency Lenders ratably in accordance with their respective Multicurrency Sub-Commitments (subject to Section 2.03(c)(ii)).  Each Syndicated Loan to any Future Foreign Subsidiary Borrower shall be made as part of a Borrowing consisting of Loans of the same Currency and Type made by the Approving Relevant Lenders for such Foreign Subsidiary Borrower ratably in accordance with the respective Multicurrency Sub-Commitments of such Approving Relevant Lenders only (subject to Section 2.03(c)(ii)).  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04.  Each Swingline Loan shall be made in accordance with Section 2.05.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Type of Loans.  Subject to Section 2.15, (i) each Syndicated Borrowing by the Company or any Domestic Subsidiary Borrower shall be constituted entirely of ABR Loans or of Eurocurrency Loans denominated in a single Currency as the relevant Borrower may request in accordance herewith and (ii) each Syndicated Borrowing by any Foreign Subsidiary Borrower shall be constituted entirely of Eurocurrency Loans denominated in a single Currency as the relevant Foreign Subsidiary Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each ABR Loan (whether a Syndicated Loan or a Swingline Loan) shall be denominated in Dollars.

Each Lender at its option may make any Eurocurrency Loan by causing any U.S. or non-U.S. branch or any Affiliate of such Lender to make such Loan; provided that any

Credit Agreement

exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  Minimum Amounts; Limitation on Number of Borrowings.  Each Syndicated Eurocurrency Borrowing shall be in an aggregate amount of $5,000,000 (or, in the case of each Syndicated Eurocurrency Borrowing denominated in an Agreed Foreign Currency, $2,000,000) or a larger multiple of $1,000,000.  Each ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Dollar Sub-Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f).  Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000.  Borrowings of more than one Class, Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of sixteen Syndicated Eurocurrency Borrowings outstanding.

(d)  Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, neither the Company nor any other Borrower shall be entitled to request (or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03.  Requests for Syndicated Borrowings.

(a) Borrowing Requests.  To request a Syndicated Borrowing, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such request by telephone:

(i) in the case of a Syndicated Eurocurrency Borrowing denominated in Dollars by the Company or any Domestic Subsidiary Borrower, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing;

(ii) in the case of a Syndicated Eurocurrency Borrowing denominated in an Agreed Foreign Currency by the Company or any Domestic Subsidiary Borrower, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing;

(iii) in the case of a Syndicated Eurocurrency Borrowing denominated in Dollars or an Agreed Foreign Currency by any Foreign Subsidiary Borrower, not later than 11:00 a.m., London time, five Business Days before the date of the proposed Borrowing; or

(iv) in the case of an ABR Borrowing by the Company or any Domestic Subsidiary Borrower, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.

Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower.

Credit Agreement

(b)  Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the name of the relevant Borrower;

(ii)  the Currency and the aggregate amount (denominated in such Currency) of the requested Borrowing;

(iii)  the date of such Borrowing (which shall be a Business Day);

(iv)  in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and whether such Borrowing shall constitute a utilization of the Dollar Sub-Commitment or Multicurrency Sub-Commitment;

(v)  in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)  the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

(c)  Notice by Administrative Agent; Determination of Lender Ratable Shares.

(i)  Promptly following receipt of a Borrowing Request for a Borrowing under the Dollar Sub-Commitments by the Company or a Domestic Subsidiary Borrower, the Administrative Agent shall advise each Dollar Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(ii) Promptly following receipt of a Borrowing Request for a Borrowing under the Multicurrency Sub-Commitments, the Administrative Agent shall determine each relevant Multicurrency Lender’s availability under its Multicurrency Sub-Commitments (the “Unused Multicurrency Commitment Amount”) as of the date that the Administrative Agent received the relevant Borrowing Request which shall be (A) such Lender’s Multicurrency Sub-Commitment minus such Lender’s Multicurrency Loans denominated in Dollars and minus (B) such Lender’s Multicurrency LC Exposure and minus (C) the Dollar Amount of such Lender’s Multicurrency Loans and Competitive Loans denominated in an Agreed Foreign Currency, provided that:

(A)  In the case of a Borrowing Request for a Borrowing by the Company, a Domestic Subsidiary Borrower or an Initial Foreign Subsidiary Borrower, immediately upon determining the Unused Multicurrency Commitment Amount of each Multicurrency Lender, the Administrative Agent shall then determine each relevant Multicurrency Lender’s Loan to be made as part of the requested Borrowing.  Notwithstanding Section 2.19(c), the Loans to be made as part of the requested Borrowing shall be made ratably in accordance with the Multicurrency Lenders’ respective Multicurrency Sub-Commitments; provided that (x) no Lender’s Multicurrency Loan to be made as part of the requested Borrowing shall be in an amount greater than such Lender’s Unused Multicurrency Commitment Amount and (y) to the

Credit Agreement

extent that any Multicurrency Lender’s Unused Multicurrency Commitment Amount is less than such Lender’s ratable portion of the aggregate amount of such Borrowing (its “Ratable Portion”), the difference between its Ratable Portion and its Unused Multicurrency Commitment Amount shall be allocated ratably to the amount to be loaned by the other Multicurrency Lenders (to the extent that such other Lenders have the capacity to do so under their respective Unused Multicurrency Commitment Amounts) in accordance with their respective Multicurrency Sub-Commitments.  Promptly upon determining each Multicurrency Lender’s Loan to be made as part of the requested Borrowing, the Administrative Agent shall advise each Multicurrency Lender of the details of the Borrowing Request and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(B)  In the case of a Borrowing Request for a Borrowing by a Future Foreign Subsidiary Borrower, immediately upon determining each relevant Lender’s Unused Multicurrency Commitment Amount, the Administrative Agent shall then determine such Borrower’s Approving Relevant Lender’s Loan to be made part of the requested Borrowing.   The Loans to be made as part of the requested Borrowing shall be made ratably in accordance with the Approving Relevant Lenders’ respective Multicurrency Sub-Commitments; provided that (x) no Approving Relevant Lender’s Loan to be made as part of the requested Borrowing shall be in an amount greater than such Approving Relevant Lender’s Unused Multicurrency Commitment Amount and (y) to the extent that any Approving Relevant Lender’s Unused Multicurrency Commitment Amount is less than such Lender’s ratable portion of the aggregate amount of the Borrowing (its “Future Subsidiary Borrower Ratable Portion”), the difference between its Future Subsidiary Borrower Ratable Portion and its Unused Multicurrency Commitment Amount shall be allocated ratably to the amount to be loaned by other Approving Relevant Lenders (to the extent that such other Approving Relevant Lenders have the capacity to do so under their respective Unused Multicurrency Commitment Amounts) in accordance with their respective Multicurrency Sub-Commitments.  Promptly upon determining each Approving Relevant Lender’s Loan to be made as part of the requested Borrowing, the Administrative Agent shall advise each Approving Relevant Lender of the details of the Borrowing Request and of the amount of such Approving Relevant Lender’s Loan to be made as part of the requested Borrowing.

(d)  Failure to Elect.  (i)  With respect to any Borrowing Request in respect of a Syndicated Borrowing by the Company or any Domestic Subsidiary Borrower:

(A) if no election as to the Currency of such Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars;

(B)  if no election as to the Type of such Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless an Agreed Foreign Currency has been specified, in which case such Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency;

(C)  if no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, (i) if the Currency specified for such Borrowing is Dollars (or

Credit Agreement

if no Currency has been so specified), the requested Borrowing shall be made instead as an ABR Borrowing and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration; and

(D)          if no election as to the Sub-Commitment of a Borrowing is specified for a Borrowing denominated in Dollars by the Company or a Domestic Subsidiary Borrower, then the relevant Borrower shall be deemed to have requested a Borrowing under the Dollar Sub-Commitment, provided that, if at such time the Dollar Sub-Commitment shall be fully drawn, then the relevant Borrower shall be deemed to have requested a Borrowing in Dollars under the Multicurrency Sub-Commitment

(ii)  With respect to any Borrowing Request in respect of a Syndicated Borrowing by any Foreign Subsidiary Borrower:

(A)  if no election as to the Currency of such Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars; and

(B)  if no Interest Period is specified with respect to such Syndicated Borrowing, such Foreign Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04.  Competitive Bid Procedure.

(a)  Requests for Bids.  Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Company or any Subsidiary Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or in any Foreign Currency; provided that the sum of the total Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the Total Commitments.  To request Competitive Bids, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such request by telephone:

(i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing;

(ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing;

(iii) in the case of a Fixed Rate Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; and

(iv) in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, not later than 11:00 a.m. London time, one Business Day before the date of the proposed Borrowing;

Credit Agreement

provided that the Borrowers may submit up to (but not more than) five Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected.  Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company.  Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)  the Currency and aggregate amount (denominated in such Currency) of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(iv)  the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v)  the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b)  Making of Bids by Lenders.  Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request.  Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy:

(i) in the case of a Competitive Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the proposed date of such Borrowing;

(ii) in the case of a Competitive Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, four Business Days before the proposed date of such Borrowing;

(iii)  in the case of a Fixed Rate Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, on the proposed date of such Borrowing; and

(iv)  in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, not later than 9:30 a.m. London time, on the proposed date of such Borrowing.

Credit Agreement

Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the relevant Lender of such rejection as promptly as practicable.  Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

(c)  Notification of Bids by Administrative Agent.  The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)  Acceptance of Bids by the Company.  Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid.  The Company shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid:

(i)  in the case of a Competitive Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing;

(ii)  in the case of a Competitive Eurocurrency Borrowing denominated in a Foreign Currency, not later than 2:00 p.m., London time, four Business Days before the date of the proposed Competitive Borrowing,

(iii)  in the case of a Fixed Rate Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, on the proposed date of the Competitive Borrowing; and

(iv)  in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, not later than 10:30 a.m., London time, on the proposed date of the Competitive Borrowing;

provided that (i) the failure of the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this

Credit Agreement

proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Company.  A notice given by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower pursuant to this paragraph shall be irrevocable.

(e)  Notification of Acceptances by the Administrative Agent.  The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)  Bids by the Administrative Agent.  If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to any Swingline Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $25,000,000, (ii) the sum of the total Dollar Credit Exposures exceeding the Total Dollar Sub-Commitments or (iii) the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans exceeding the Total Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Swingline Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Company (on behalf of itself or, if applicable, the relevant Swingline Borrower) or the relevant Swingline Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify:

(i) the name of the relevant Swingline Borrower;

(ii)  the date of the requested Swingline Loan (which shall be a Business Day);

(iii) the amount of such Swingline Loan; and

(iv)  the location and number of such Swingline Borrower’s account to which funds are to be disbursed.

Credit Agreement

The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or the relevant Swingline Borrower.  The Swingline Lender shall make each Swingline Loan available to the relevant Swingline Borrower in accordance with such request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the relevant Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Dollar Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Dollar Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Dollar Lender, specifying in such notice such Lender’s Dollar Applicable Percentage of such Swingline Loan or Loans.  Each Dollar Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Dollar Applicable Percentage of such Swingline Loan or Loans.  Each Dollar Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Dollar Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Dollar Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the relevant Swingline Borrower (or other party on behalf of such Swingline Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Dollar Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the relevant Swingline Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the relevant Swingline Borrower of any default in the payment thereof.

SECTION 2.06.  Letters of Credit.

(a)  General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for herein, from time to time during the Availability Period, (i) the Company or any Domestic Subsidiary Account Party may request any Issuing Lender to issue Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for the account of the

Credit Agreement

Company or such Domestic Subsidiary Account Party, as applicable, either under the Dollar Sub-Commitments or under the Multicurrency Sub-Commitments, and (ii) any Foreign Subsidiary Account Party may request any Approving Issuing Lender with respect to such Foreign Subsidiary Account Party to issue Letters of Credit denominated in Dollars or any Agreed Foreign Currency for the account of such Foreign Subsidiary Account Party under the Multicurrency Sub-Commitments, in each case such Letter of Credit being in such form as shall be acceptable to the relevant Issuing Lender in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Commitments.  Notwithstanding anything herein to the contrary, no Issuing Lender shall be required to issue Letters of Credit for account of a Foreign Subsidiary Account Party in any Foreign Currency unless such Issuing Lender is an Approving Issuing Lender with respect to such Foreign Subsidiary Account Party and such Issuing Lender has agreed to issue Letters of Credit in such Foreign Currency.

(b)  Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Lender of such Letter of Credit) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is to be made under the Dollar Sub-Commitments or the Multicurrency Sub-Commitments and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by such Issuing Lender, such Account Party also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by an Account Party to, or entered into by an Account Party with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)  Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Account Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $150,000,000 and (ii) the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans shall not exceed the Total Commitments.

(d)  Expiration Date.  No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that

Credit Agreement

is five Business Days prior to the Commitment Termination Date in effect on the date such Letter of Credit is issued, renewed or extended, as applicable.

(e)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender of such Letter of Credit or the Lenders, (i) in the case of a Dollar Letter of Credit, the Issuing Lender hereby grants to each Dollar Lender, and each Dollar Lender hereby acquires from such Issuing Lender a participation in such Letter of Credit equal to such Dollar Lender’s Applicable Dollar Percentage, and (ii) in the case of a Multicurrency Letter of Credit, the Issuing Lender hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from such Issuing Lender a participation in such Letter of Credit equal to such Multicurrency Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Dollar Lender and each Multicurrency Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Dollar Letters of Credit and Multicurrency Letters of Credit, as the case may be, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Dollar Sub-Commitment or Multicurrency Sub-Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each relevant Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided in paragraph (f) below, to pay to the Administrative Agent, for account of the relevant Issuing Lender of each Letter of Credit, (i) in the case of each Letter of Credit issued for the account of the Company or any Domestic Subsidiary Account Party and denominated in Dollars, Pounds Sterling or euro, an amount in the relevant Currency equal to such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of each LC Disbursement made by such Issuing Lender and (ii) in the case of each Letter of Credit issued for the account of the Company or any Domestic Subsidiary Account Party in any Currency (other than Dollars, Pounds Sterling or euro) or in the case of each Letter of Credit issued for the account of any Foreign Subsidiary Account Party in any Currency, an amount in Dollars equal to such Lender’s Applicable Multicurrency Percentage of the Dollar Amount of each LC Disbursement made by such Issuing Lender, in each case promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the relevant Account Party or at any time after any reimbursement payment is required to be refunded to such Account Party for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the relevant Account Party pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to such Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not

Credit Agreement

constitute a Loan and shall not relieve the relevant Account Party of its obligation to reimburse such LC Disbursement.

(f)  Reimbursement.  If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit denominated in Dollars issued by it for account of the Company or any Domestic Subsidiary Account Party, the relevant Account Party shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the relevant Account Party and the Company receive notice that such LC Disbursement has been made, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the relevant Account Party receives such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is made in respect of a Letter of Credit issued for the account of the Company or any Domestic Subsidiary Account Party hereunder, then the Company or such Domestic Subsidiary Account Party (if it is also a Domestic Subsidiary Borrower hereunder), as the case may be, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with all or any portion of a Syndicated ABR Borrowing or a Swingline Loan, as applicable, in an amount permitted under Section 2.02(c) and, to the extent so financed, the relevant Account Party’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan (or the applicable portion thereof).

If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit issued by it for account of the Company or any Domestic Subsidiary Account Party denominated in an Agreed Foreign Currency or for account of a Foreign Subsidiary Account Party, such Account Party shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to such Issuing Lender in the Currency in which such Letter of Credit is denominated an amount equal to such LC Disbursement not later than 12:00 noon, local time of such Issuing Lender, on (i) the date that is two Business Days after the Business Day that the relevant Account Party and the Company receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., local time (as provided above) or (ii) the date that is three Business Days after the Business Day immediately following the day that the relevant Account Party and the Company receive such notice, if such notice is not received prior to such time.  Such Issuing Lender shall promptly notify the Administrative Agent of the amount and date of each such reimbursement.

If any Account Party fails to make such payment when due in respect of any LC Disbursement relating to a Letter of Credit issued for its account, the Administrative Agent shall notify each relevant Lender of the applicable LC Disbursement, the payment then due from such Account Party and such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, thereof.

Without limiting any other obligations of the Company hereunder, the Company hereby agrees to indemnify the relevant Issuing Lender of each Letter of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any LC Disbursement thereunder from any Person in a Currency other than the Currency in which such Letter of Credit was originally denominated.  Any such

Credit Agreement

amount payable to any Issuing Lender shall be payable within 10 days after demand by such Issuing Lender.

(g)  Obligations Absolute.  Each Account Party’s obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Account Party or any other Person, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 7.01(g) or (h) with respect to any other Obligor, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Obligor, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of any Account Party hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender thereof or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender of such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Account Party or to any Lender which has funded its participation hereunder in such Letter of Credit to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties and the Lenders to the extent permitted by applicable law) suffered by any Account Party or any such Lender, as the case may be, that are caused by such Issuing Lender’s failure to exercise the standard of care agreed hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that such standard of care shall be as follows, and that such Issuing Lender shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction by final and nonappealable judgment):

Credit Agreement

(i)  an Issuing Lender of a Letter of Credit may accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and

(ii)  an Issuing Lender of a Letter of Credit shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)  Disbursement Procedures.  Upon presentation of documents with respect to a demand for payment under a Letter of Credit, each Issuing Lender in respect of such Letter of Credit shall (i) promptly notify the Administrative Agent, the Company and (if different) the relevant Account Party by telephone (confirmed by telecopy) of such demand for payment, (ii) promptly following its receipt of such documents, examine all documents purporting to represent a demand for payment under a Letter of Credit and (iii) promptly after such examination notify the Administrative Agent, the Company and (if different) the relevant Account Party by telephone (confirmed by telecopy) whether the Issuing Lender has made or will make an LC Disbursement under such Letter of Credit; provided that any failure to give or delay in giving any such notice shall not relieve such Account Party of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement or (if such Account Party is a Subsidiary Account Party) the Company of its guarantee of such obligation.

(i)  Interim Interest.  If any Issuing Lender shall make any LC Disbursement, then, unless the relevant Account Party shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Account Party reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans (if such amount is denominated in Dollars) or at the overnight London interbank offered rate for the relevant Agreed Foreign Currency determined by the Administrative Agent in good faith (if such amount is denominated in such Currency); provided that, if such Account Party fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.14(f) shall apply.  Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

(j)  Additional Issuing Lenders; Termination of Issuing Lenders.  An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Company, the Administrative Agent and the relevant Issuing Lender.  The Administrative Agent shall notify the Lenders of any such addition or termination.  At the time any such termination shall become effective, the Account Parties shall pay all unpaid fees accrued for account of the Issuing Lender being terminated pursuant to Section 2.12(b)(ii).  From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter.  After the termination of an Issuing Lender

Credit Agreement

hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k)  Cash Collateralization.  If either (i) an Event of Default shall occur and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Company shall be required to provide cover for LC Exposure pursuant to Section 2.11, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Lenders, an amount in immediately available funds in Dollars equal to (x) in the case of clause (i) above, 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon and (y) in the case of cover pursuant to Section 2.11, the amount required under Section 2.11; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Company hereby grants a security interest to the Administrative Agent for the benefit of the Lenders and the Issuing Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.  The Administrative Agent shall cause all such cash collateral to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time) or (B) in the case of clause (ii) above, cover for LC Exposure pursuant to Section 2.11(b) shall no longer be required.

(l)  Existing Letters of Credit.  Each of the standby letters of credit listed on Schedule 2.06(l) and issued prior to the date hereof under the Existing Credit Agreement by any bank or other entity that is an Issuing Lender as of the date hereof shall automatically, and without any action on the part of any Person, be deemed a Letter of Credit issued and continued hereunder as of the Effective Date.

SECTION 2.07.  Funding of Borrowings.

(a)  Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made available as provided in Section 2.05.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Syndicated ABR Borrowings made to finance the

Credit Agreement

reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the relevant Issuing Lender.

(b)  Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the relevant Lender and relevant Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (if such Loan is denominated in Dollars) or at the overnight London interbank offered rate for the relevant Agreed Foreign Currency determined by the Administrative Agent in good faith (if such Loan is denominated in such Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay any corresponding amount paid by the relevant Borrower to the Administrative Agent as provided in this paragraph (including interest thereon to the extent received by the Administrative Agent); provided that such repayment to such Borrower shall not operate as a waiver or any abandonment of any rights or remedies of such Borrower with respect to such Lender.

SECTION 2.08.  Interest Elections.

(a)  Elections by the Borrowers for Syndicated Borrowings.  The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (ii) no Syndicated Eurocurrency Borrowing may be continued if, after giving effect thereto, the sum of the total Credit Exposures plus the Dollar Amount of all outstanding Competitive Loans would exceed the Total Commitments, (iii) no Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may be continued, if after giving effect thereto, the Dollar Equivalent of all outstanding Eurocurrency Borrowings in Foreign Currencies exceed $150,000,000 and (iv) a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans constituting such Borrowing, and the Loans

Credit Agreement

constituting each such portion shall be considered a separate Borrowing.  This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b)  Notice of Elections.  To make an election pursuant to this Section, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower.

(c)  Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)  Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  Failure to Elect; Events of Default.  If the Company or the relevant Subsidiary Borrower fails to deliver a timely and complete Interest Election Request with respect to a Syndicated Eurocurrency Borrowing by a Borrower prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing, and (ii) if such Borrowing is denominated in a Foreign Currency, the Company shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company and the relevant Borrower, then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as

Credit Agreement

a Syndicated Eurocurrency Borrowing, (B) unless repaid, each Syndicated Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period therefor and (C) no outstanding Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.

SECTION 2.09.  Termination, Reduction and Increase of the Commitments.

(a)  Scheduled Termination.  Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b)  Voluntary Termination or Reduction.  The Company may at any time terminate, or from time to time reduce, the Commitments (and either or both of the Sub-Commitments); provided that (i) each reduction of the Commitments (and of either Sub-Commitment) shall be in an amount that is $25,000,000 or a larger multiple of $5,000,000, (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Syndicated Loans in accordance with Section 2.11, the sum of the Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the Total Commitment, the sum of the Dollar Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans denominated in Dollars would exceed the Total Dollar Sub-Commitment or the sum of the Multicurrency Credit Exposures plus the Dollar Equivalent of the aggregate principal amount of outstanding Competitive Loans denominated in an Agreed Foreign Currency would exceed the Total Multicurrency Sub-Commitment and (iii) after giving effect to any such reduction, the aggregate amount of the Sub-Commitments shall not exceed the Commitments as so reduced.

(c)  Notice of Voluntary Termination or Reduction.  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments (in the case of a reduction, the amount of such reduction (if any) to be allocated to the Dollar Sub-Commitment and Multicurrency Sub-Commitment hereunder) under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments (and of the Sub-Commitments) delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)  Effect of Termination or Reduction.  Any termination or reduction of the Commitments (and of the Sub-Commitments) shall be permanent, provided that the reduction of the Dollar Sub-Commitments shall not preclude a subsequent increase thereof in accordance with Section 2.09(e).  Each reduction of the Commitments and the Sub-Commitments shall be made ratably among the Lenders in accordance with their respective Commitments and the Sub-Commitments, as the case may be.

(e)  Increase of the Commitments.

Credit Agreement

(i)  Requests for Commitment Increase.  The Company may, at any time, propose that the Total Dollar Sub-Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by having an existing Dollar Lender agree to increase its then existing Dollar Sub-Commitment (each an “Increasing Lender”) and/or by adding as a new Lender hereunder any Person which shall agree to provide a Dollar Sub-Commitment hereunder (each an “Assuming Lender”), in each case with the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (such consent in each case not to be unreasonably withheld), by notice to the Administrative Agent specifying the amount of the relevant Commitment Increase, the Lender or Lenders providing for such Commitment Increase and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Dollar Sub-Commitment Termination Date; provided that:

(A)  the minimum amount of the Dollar Sub-Commitment of any Assuming Lender, and the minimum amount of the increase of the Dollar Sub-Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000;

(B)  immediately after giving effect to such Commitment Increase, the Total Dollar Sub-Commitments hereunder shall not exceed $600,000,000;

(C)  no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase;

(D)  the representations and warranties contained in this Agreement shall be true and correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(E)  immediately after giving effect to such Commitment Increase, no Dollar Lender, as a result of such Lender’s Commitment Increase, shall hold more than 20% of the Total Dollar Sub-Commitments.

(ii)  Effectiveness of Commitment Increase.  The Assuming Lender, if any, shall become a Dollar Lender hereunder as of such Commitment Increase Date and the Dollar Sub-Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)  the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Company stating that each of the applicable conditions to such Commitment Increase set forth in this paragraph (e) has been satisfied;

(y)  with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time,

Credit Agreement

on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Company and the Administrative Agent, pursuant to which such Assuming Lender shall, effective as of such Commitment Increase Date, undertake a Commitment, duly executed by such Assuming Lender and the Company and acknowledged by the Administrative Agent; and

(z)  each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Company.

(iii)  Recordation into Register.  Upon its receipt of confirmation from a Lender that it is increasing its Dollar Sub-Commitment hereunder, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Company.  Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Company.

(iv)  Adjustments of Borrowings upon Effectiveness of Increase.  In the event that the Administrative Agent shall have received notice from the Company as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (ii)(x) through (ii)(z) above shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Dollar Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system.  On the date of such Commitment Increase, each Borrower in respect of any outstanding Syndicated Loans shall (A) prepay such Syndicated Loans in full, (B) if such Borrower shall so request in accordance with the terms hereof, simultaneously borrow new Syndicated Loans hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Syndicated Loans are held ratably by the Dollar Lenders in accordance with their respective Dollar Sub-Commitments (after giving effect to such Commitment Increase) and (C) pay to the Dollar Lenders the amounts, if any, payable under Section 2.17.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.

(a)  Repayment.

(i)  The Company hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Syndicated Loans made to the Company on the Commitment Termination Date.  Each Domestic Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent

Credit Agreement

for account of the Lenders the outstanding principal amount of the Syndicated Loans made to such Domestic Subsidiary Borrower on the Commitment Termination Date.  Each Foreign Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the relevant Lenders the outstanding principal amount of the Syndicated Loans made to such Foreign Subsidiary Borrower on the Commitment Termination Date.

(ii)  The Company or the applicable Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the relevant Lender the then unpaid principal amount of each Competitive Loan of such Lender to the Company or such Subsidiary Borrower, as applicable, on the last day of the Interest Period therefor.

(iii)  Each Swingline Borrower hereby unconditionally promises to pay to the Swingline Lender the outstanding amount of each Swingline Loan made to such Swingline Borrower on the earlier of the Commitment Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Syndicated Borrowing or Competitive Borrowing is made to the Company or any Domestic Subsidiary Borrower, the Company or such Domestic Subsidiary Borrower, as applicable, shall repay all Swingline Loans made to it then outstanding.

(b)  Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Sub-Commitment, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the relevant Lenders and each such Lender’s share thereof.

(d)  Effect of Entries.  The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the relevant Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(e)  Promissory Notes.  Any Lender may request that Loans of any Sub-Commitment made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans to such Borrower evidenced by such promissory note and interest thereon

Credit Agreement

shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11.  Prepayment of Loans.

(a)  Optional Prepayments.  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that the Company or the applicable Subsidiary Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)  Mandatory Prepayments.

(i)  Determination of Amount Outstanding.  On each Quarterly Date and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice, the Administrative Agent shall determine (A) the sum of the total Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans and (B) the aggregate Dollar Amount of all Syndicated Loans, Competitive Loans and Letters of Credit denominated in any Agreed Foreign Currency.  Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Company thereof.

(ii)  Prepayment.  If, on the date of such determination, (A) the sum specified in clause (A) of such preceding paragraph exceeds 105% of the total Commitments as then in effect, (B) the amount specified in clause (B) of the immediately preceding paragraph exceeds $150,000,000 or (C) the amount specified in said clause (A) in respect of Letters of Credit exceeds $150,000,000, the Borrowers shall, on the date of such determination, prepay the Syndicated Loans, the Swingline Loans and/or Competitive Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) in such amounts as shall be necessary so that after giving effect thereto such condition no longer exists.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders or by any Issuing Lender to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine (A) the sum of the total Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans and (B) the aggregate Dollar Amount of all Syndicated Loans, Competitive Loans and Letters of Credit denominated in an Agreed Foreign Currency.  Unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any three month period.  Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Loans, second, to Syndicated Loans outstanding, third, as cover for LC Exposure and next, to Competitive Loans outstanding.

(c)  Notices, Etc.  The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder:

(i)  in the case of prepayment of a Syndicated Eurocurrency Borrowing or a Competitive Borrowing to the Company or a Domestic Subsidiary Borrower

Credit Agreement

denominated in Dollars, not later than 11:00 a.m., New York City time, before the date of prepayment;

(ii)  in the case of a Syndicated Borrowing or a Competitive Borrowing denominated in a Foreign Currency, or a Syndicated Borrowing of a Foreign Subsidiary Borrower denominated in Dollars, not later than 11:00 a.m., London time, three Business Days before the date of prepayment;

(iii)  in the case of prepayment of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of prepayment; or

(iv)  in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be made in the manner specified in Section 2.19(a).

SECTION 2.12.  Fees.

(a)  Facility Fee.  The Company agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.  Accrued facility fees shall be payable on each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  Letter of Credit Fees.  (i)  The Company agrees to pay to the Administrative Agent for account of each Lender a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of

Credit Agreement

such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure.

(ii)  The relevant Account Party of each Letter of Credit agrees to pay to the Issuing Lender of such Letter of Credit (A) a fronting fee, which shall accrue at the rate or rates per annum and in the Currency separately agreed upon between such Account Party and such Issuing Lender on the average daily amount of the LC Exposure with respect to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any such LC Exposure under such Letter of Credit and (B) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder, which shall be payable in the Currency separately agreed upon between such Account Party and such Issuing Lender.

(iii)  Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Lender pursuant to clause (B) of paragraph (b)(ii) above shall be payable at the times separately agreed upon between the Company or the relevant Account Party and such Issuing Lender or otherwise within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Administrative Agent Fees.  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section) and immediately available funds, to the Administrative Agent (or to the relevant Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Extension of Commitment Termination Date.

(a)  Request for Extension.  The Company may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 30 days prior to each anniversary of the Effective Date (such anniversary date, the “Extension Date”), request (each, an “Extension Request”) that the Lenders extend the Commitment Termination Date then in effect (the “Existing Commitment Termination Date”) for an additional one year.  Each Lender, acting in its sole discretion, shall, by notice to the Company and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable by the Company) following the date of the Company’s notice, advise the Company whether or not such Lender

Credit Agreement

agrees to such extension; provided that any Lender that does not so advise the Company shall be deemed to have denied such Extension Request.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(b)  Replacement of Non-extending Lenders.  The Company shall have the right at any time on or prior to the relevant Extension Date to replace any non-extending Lender with, and otherwise add to this Agreement, one or more other lenders (which may include any Lender) (each an “Additional Commitment Lender”) in each case with the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (such consent in each case not to be unreasonably withheld).  Each Additional Commitment Lender which has been so approved shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment and (if not already a Lender under this Agreement) become a Lender hereunder (and, if such Additional Commitment Lender is already a Lender, agree to increase its Commitment hereunder) in the agreed amount as long as each Non-extending Lender being replaced is paid in full.

(c)  Effectiveness of Extension.  If (and only if) the total of the Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be at least 50% of the total Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Commitment Termination Date, with respect to the Commitment of each Lender that has agreed to so extend its Commitment and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Commitment Termination Date (or, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

Notwithstanding the foregoing, the extension of the Existing Commitment Termination Date shall not be effective with respect to any Lender unless as of the relevant Extension Date (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Obligors set forth in this Agreement and the other Loan Documents shall be true and complete on and as of such date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) (and the Administrative Agent shall have received a certification to such effect from a Financial Officer of the Company, together with such evidence and other related documents as the Administrative Agent may reasonably request with respect to the Obligors’ authorization of the extension and their respective obligation’s hereunder).

Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not approved any Extension Request, the Commitment Termination Date shall remain unchanged.

Credit Agreement

SECTION 2.14.  Interest.

(a)  Syndicated ABR Loans.  The Loans constituting each Syndicated ABR Borrowing to the Company or any Domestic Subsidiary Borrower shall bear interest at a rate per annum equal to the Alternate Base Rate plus, for any Commitment Utilization Day, the Additional Margin.

(b)  Swingline Loans.  The Swingline Loans shall bear interest at a rate per annum equal to the Alternate Base Rate.

(c)  Syndicated Eurocurrency Loans.  The Loans constituting each Syndicated Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period for such Borrowing plus the Applicable Rate plus, with respect to any Syndicated Eurocurrency Loan denominated in Dollars, for any Commitment Utilization Day, the Additional Margin.

(d)  Competitive Eurocurrency Loans.  Each Competitive Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Eurocurrency Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Competitive Bid Margin applicable to such Loan.

(e)  Fixed Rate Loans.  Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(f)  Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower or any Account Party hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g)  Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(h)  Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on all Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or

Credit Agreement

Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15.  Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period; or

(b)  the Administrative Agent is advised by the Lenders of the affected Sub-Commitment having more than 50% of such Sub-Commitment (or, in the case of a Competitive Eurocurrency Borrowing, any Lender that is required to make a Loan included in such Borrowing) that the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Syndicated Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing, (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and (iv) any request by the Company for a Competitive Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Company for Competitive Eurocurrency Borrowings denominated in the Affected Currency may be made to Lenders that are not affected thereby.

SECTION 2.16.  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any

Credit Agreement

Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender; or

(ii)  impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)  Certificates from Lenders.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Credit Agreement

(e)  Competitive Loans.  Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.17.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan prior to the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(c) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment as a result of a request by the Company pursuant to Section 2.20(b) of any Syndicated Eurocurrency Loan prior to the last day of an Interest Period therefor or of any Competitive Loan, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency (in the case of a Syndicated Eurocurrency Loan) or the Eurocurrency Rate for such Currency (in the case of a Competitive Eurocurrency Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18.  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower or any Account Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower or any Account Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or an Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Account Party, as applicable, shall make

Credit Agreement

such deductions and (iii) such Borrower or such Account Party, as the case may be, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes.  In addition, each Borrower and each Account Party shall pay any Other Taxes imposed on or incurred by the Administrative Agent, a Lender or an Issuing Lender to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification.  Without duplication of the obligations of each Borrower and each Account Party pursuant to Section 2.18(a) or (b), each Borrower and each Account Party shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this paragraph) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, in each case on payments by or on account of any obligations of any Borrower or any Account Party hereunder or under any other Loan Document.  A certificate as to the amount of such payment or liability delivered to a Borrower or a Account Party by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or an Account Party to a Governmental Authority, such Borrower or such Account Party shall deliver to the Administrative Agent for its own account, the account of the relevant Lender or the relevant Issuing Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  U.S. Law Exemptions; Required Certificates.  Any Lender or Issuing Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company or any Domestic Subsidiary Obligor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Company or such Domestic Subsidiary Obligor, as the case may be (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or such Domestic Subsidiary Obligor, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the foregoing, each Non-U.S. Lender, with respect to Loans made to the Company or any Domestic Subsidiary Borrower, or Letters of Credit issued for the account of the Company or any Domestic Subsidiary Account Party, shall deliver to the Company, each Domestic Subsidiary Borrower and each Domestic Account Party for account of which such Non-U.S. Lender has issued a Letter of Credit in its capacity as an Issuing Lender (if any), with copies to the Administrative Agent, two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming

Credit Agreement

exemption from the withholding of U.S. federal income tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate representing that such Non-U.S. Lender is not (i) a “bank” for purposes of Section 881(c) of the Code, (ii) a ten-percent shareholder of the Company (within the meaning of Section 871(h)(3)(B) of the Code) or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), and a Form W-8BEN, or any subsequent versions thereof or successors thereto, in all cases properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, withholding of U.S. federal income tax on all payments by or on account of any obligation of the Company or (if applicable) such Domestic Subsidiary Borrower or such Domestic Subsidiary Account Party under this Agreement or under any other Loan Document.  Such forms shall be delivered by each such Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each such Non-U.S. Lender shall deliver such forms immediately prior to the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each such Non-U.S. Lender shall promptly notify the Company and (if applicable) such Domestic Subsidiary Borrower or such Domestic Subsidiary Account Party at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Person(s) to whom such certificate was previously delivered (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

In the event the Administrative Agent, any Issuing Lender or any Lender shall become subject to Taxes because of its failure to deliver a form required under this Section, the Company (and, if applicable, the relevant Borrower or the relevant Account Party) shall take such steps as the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall reasonably request to assist it to recover such Taxes; provided that, in the reasonable judgment of the Company (or such Borrower or Account Party), such steps shall not subject the Company (or such Borrower or Account Party) to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Company (or such Subsidiary or Account Party) in any material respect.

(f)  Refunds.  If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or any Account Party or with respect to which any Borrower or any Account Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower or such Account Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such Account Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower and such Account Party, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to such Borrower or such Account Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower, any Account Party or any other Person.

Credit Agreement

(g)  Foreign Subsidiary Borrower Exemptions; Required Certificates.  If the Administrative Agent or any Multicurrency Lender, Approving Issuing Lender or Approving Relevant Lender is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Indemnified Tax or Other Tax under the laws of the jurisdiction in which any Foreign Subsidiary Borrower is organized or engaged in business, or any treaty to which such jurisdiction is a party, with respect to payments by such Foreign Subsidiary Borrower under this Agreement or any other Loan Document, then the Administrative Agent or such Lender (as the case may be) shall deliver to such Foreign Subsidiary Borrower or the relevant Governmental Authority, in the manner and at the time or times prescribed by applicable law or as reasonably requested by the Company (at least 60 days prior to the due date required for submission thereof), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without the imposition, deduction or withholding of such Indemnified Tax or Other Tax or at a reduced rate, provided that the Administrative Agent or such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its commercial or legal position or require disclosure of information it considers confidential or proprietary.

SECTION 2.19.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by Obligors.  (i)  Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.16, 2.17 or 2.18, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after 12:00 noon, Local Time on any such due date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.16, 2.17, 2.18 and 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(ii)  Prior to any repayment of any Borrowings hereunder (other than the repayment in full of all outstanding Borrowings on the scheduled date of such repayment), the Borrowers shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings.  If a Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately

Credit Agreement

preceding sentence) or prepaid (in accordance with Section 2.11(c)), such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Syndicated Loans.  Each repayment or prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing

(iii)  All amounts owing under this Agreement (including facility fees, payments required under Section 2.16, and payments required under Section 2.17 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency, payments relating to any such Loan required under Section 2.17, reimbursement obligations in respect of LC Disbursements made pursuant to Letters of Credit denominated in any Foreign Currency, interest on such LC Disbursements and fees required to be paid pursuant to Section 2.12(b) which the relevant Account Party and applicable Issuing Lender have agreed shall be paid in any Foreign Currency, to the extent payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.  Notwithstanding the foregoing, if any Borrower or any Account Party shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any LC Disbursement when due, the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof and such principal or reimbursement obligation shall be payable on demand; and if any Borrower or any Account Party shall fail to pay any interest on any Loan that is not denominated in Dollars or on any LC Disbursement made pursuant to a Letter of Credit that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)  Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) subject to Section 2.03(c), each Syndicated Borrowing to a Borrower shall be made from the relevant Lenders, each payment of facility fees under Section 2.12 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments, the Dollar Sub-Commitments or the Multicurrency Sub-Commitments under Section 2.09 shall be applied to the respective Commitments and Sub-Commitments of the Lenders, pro rata according to the

Credit Agreement

amounts of their respective Commitments and Sub-Commitments; (ii) subject to Section 2.03(c), each Syndicated Borrowing to a Borrower shall be allocated pro rata among the relevant Lenders to such Borrower according to the amounts of their respective Commitments or Sub-Commitments (in the case of the making of Syndicated Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans by a Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans made to such Borrower held by them; and (iv) each payment of interest on Syndicated Loans by a Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower or any Subsidiary Account Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower and each Subsidiary Account Party consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower or such Subsidiary Account Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower or such Subsidiary Account Party in the amount of such participation.

(e)  Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower or Account Party prior to the date on which any payment is due to the Administrative Agent for account of a Lender or an Issuing Lender hereunder that the Company, such Borrower or such Account Party, as the case may be, will not make such payment, the Administrative Agent may assume that the Company, such Borrower or such Account Party, as the case may be, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Lender, as the case may be, the amount due.  In such event, if the Company, such Borrower or such Account Party has not in fact made such payment, then each of the relevant

Credit Agreement

Lenders or the relevant Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (if such amount is denominated in Dollars) or at the overnight London interbank offered rate for the relevant Agreed Foreign Currency determined by the Administrative Agent in good faith (if such amount is denominated in such Currency).

(f)  Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(e), 2.07(b) or 2.19(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g)  Payments in Foreign Currencies.  With respect to the payment of any amount denominated in any Foreign Currency, the Administrative Agent shall not be liable to any Borrower, any Account Party, any Lender or any Issuing Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in such Foreign Currency) to the account of any Lender or any Issuing Lender in the Principal Financial Center with respect to such Foreign Currency which the relevant Borrower, the relevant Account Party, such Lender or such Issuing Lender, as the case may be, shall have specified for such purpose.  For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in such Foreign Currency.

SECTION 2.20.  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  If any Lender or any Issuing Lender requests compensation under Section 2.16, or if any Borrower or any Account Party is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender or any Issuing Lender pursuant to Section 2.18, then such Lender or such Issuing Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans, LC Disbursements or participations in LC Disbursements hereunder (as applicable) or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Lender; provided that, upon any such change in any lending office or assignment, such Lender or such Issuing Lender shall provide or cause to be delivered to the Administrative Agent and the Company (and, if applicable, the relevant Subsidiary Obligor) the appropriate forms specified in and to the extent by Section 2.18.  The Company hereby agrees to pay all reasonable costs and

Credit Agreement

expenses incurred by any Lender or any Issuing Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders or Issuing Lenders.  If any Lender or any Issuing Lender requests compensation under Section 2.16, or if any Borrower or any Account Party is required to pay any additional amount to any Lender, any Issuing Lender or any Governmental Authority for account of any Lender or any Issuing Lender pursuant to Section 2.18, then the Company may, at its sole expense and effort, upon notice to such Lender or such Issuing Lender and the Administrative Agent, require such Lender or such Issuing Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Lender, if a Lender or Issuing Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (which consent in each case shall not unreasonably be withheld), (ii) such Lender or such Issuing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Swingline Loans (other than Competitive Loans), LC Disbursements and Swingline Loans and participations in LC Disbursements and Swingline Loans (as applicable), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower or Account Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Lender or an Issuing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.21.  Designation of Subsidiary Obligors.

(a)  Designation of Subsidiary Account Parties.  Subject to the terms and conditions of this Section (including paragraph (c) of this Section), the Company may, at any time or from time to time upon not less than 20 Business Days’ notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Subsidiary specified in such notice become a party to this Agreement as a Subsidiary Account Party; provided that each such designation shall be subject to the prior approval of the Administrative Agent and (with respect to any Foreign Subsidiary to be so designated) each Issuing Lender (which may be a new Issuing Lender designated by the Company in accordance with the terms hereof) that may be requested to issue Letters of Credit for the account of such Subsidiary Account Party (which approval in each case shall not be unreasonably withheld).  The Administrative Agent shall upon receipt of such notice from the Company promptly notify each Issuing Lender of the Company’s designation.  In the case of the designation of a Foreign Subsidiary as a Subsidiary Account Party, each Issuing Lender shall inform the Administrative Agent within 10 Business Days of such notification from the Administrative Agent (or such other period as may be specified by the Administrative Agent in the applicable designation notice), as to whether or not it will issue Letters of Credit for account

Credit Agreement

of such Foreign Subsidiary Account Party.  An Issuing Lender that does not so inform the Administrative Agent within the 10 Business Day period (or such other period as designated by the Administrative Agent in the applicable designation notice) will be deemed to have informed the Administrative Agent that it will not issue Letters of Credit to such Foreign Subsidiary Account Party.  Each such approving Issuing Lender will evidence its willingness to issue Letters of Credit for account of such Foreign Subsidiary Account Party, on and subject to the terms of this Agreement, by executing and returning to the Administrative Agent a copy of the Designation Letter.  Upon such approval and the satisfaction of the conditions specified in paragraph (c) of this Section, such Subsidiary shall become a party to this Agreement as a Subsidiary Account Party and entitled to request the issuance of Letters of Credit for its own account from each Approving Issuing Lender with respect to such Subsidiary on and subject to the terms and conditions of this Agreement, the Administrative Agent shall promptly notify the Lenders of such designation.

(b)  Designation of Subsidiary Borrowers.  Subject to the terms and conditions of this Section (including paragraph (c) of this Section), the Company may, at any time or from time to time upon not less than 20 Business Days’ notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Subsidiary specified in such notice become a party to this Agreement as a Subsidiary Borrower; provided that each such designation shall be subject to the prior approval of the Administrative Agent (which approval shall not be unreasonably withheld).  The Administrative Agent shall upon receipt of such notice from the Company promptly notify each Lender of the Company’s designation.   In the case of the designation of a Foreign Subsidiary as a Subsidiary Borrower, each Multicurrency Lender shall inform the Administrative Agent within 10 Business Days of notification from the Administrative Agent (or such other period as may be specified by the Administrative Agent in the applicable designation notice), whether or not it will make Syndicated Loans to such Foreign Subsidiary Borrower.  A Multicurrency Lender that does not so inform the Administrative Agent within the 10 Business Day period (or such other period as designated by the Administrative Agent in the applicable designation notice) will be deemed to have informed the Administrative Agent that it will not make Syndicated Loans to such Foreign Subsidiary Borrower.  Each such approving Multicurrency Lender will evidence its willingness to make Syndicated Loans to such Foreign Subsidiary Borrower, on and subject to the terms and conditions of this Agreement, by executing and returning to the Administrative Agent a copy of the Designation Letter.  Upon such approval and the satisfaction of the conditions specified in paragraph (c) of this Section, such Subsidiary shall become a party to this Agreement as a Subsidiary Borrower and entitled to borrow Loans (in the case of any Foreign Subsidiary Borrower, Syndicated Loans only from the Approving Relevant Lenders with respect to such Borrower) on and subject to the terms and conditions of this Agreement, the Administrative Agent shall promptly notify the Lenders of such designation.

(c)  Conditions Precedent to Designation Effectiveness.  The designation by the Company of any wholly-owned Subsidiary as a Subsidiary Account Party or Subsidiary Borrower hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents (each of which shall be in satisfactory to the Administrative Agent in form and substance):

Credit Agreement

(i)  Designation Letter.  A Subsidiary Account Party Designation Letter or a Subsidiary Borrower Designation Letter, as applicable, duly completed and executed by the Company and the relevant Subsidiary, delivered to the Administrative Agent at least 5 Business Days before the date on which such Subsidiary is proposed to become a Subsidiary Borrower;

(ii)  Opinion of Counsel.  If requested by the Administrative Agent, a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the related Designation Letter) of counsel to such Subsidiary satisfactory to the Administrative Agent in the jurisdiction in which such Subsidiary is organized (the “Relevant Jurisdiction”), (and the Company and such Subsidiary Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent, if such opinion is so requested), as to such other matters as the Administrative Agent may reasonably request (which may include the due incorporation of such Subsidiary under the laws of the Relevant Jurisdiction, the due authorization, execution and delivery by such Subsidiary of such Designation Letter and of any Borrowings to made by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith (or the absence of any thereof), and the legality, validity and binding effect and enforceability thereof);

(iii)  Corporate Documents.  Such documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary Borrower becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary Borrower becoming party to this Agreement);

(iv)  Process Agent.  Receipt by the Administrative Agent of a process agent acceptance letter substantially in the form of Exhibit E in respect of such Subsidiary Obligor; and

(v)  Other Documents.  Receipt of such other documents relating thereto as the Administrative Agent or its counsel may reasonably request, which may include other documents that are consistent with conditions for Subsidiary Obligors set forth in Section 4.01.

(d)  Termination of Subsidiary Obligors.  The Company may, at any time at which (i) a Subsidiary Account Party shall not be an Account Party with respect to an outstanding Letter of Credit and which shall have no unpaid LC Disbursements or unpaid interest on any LC Disbursements or (ii) no Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to any Subsidiary Borrower, terminate such Subsidiary Account Party as an Account Party or such Subsidiary Borrower as a Borrower hereunder, respectively by delivering an executed notice thereof (each a “Termination Letter”), substantially in the form of Exhibit F, to the Administrative Agent.  Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the relevant Lenders and Issuing Lenders (as applicable)), (i) in the case of a termination of a

Credit Agreement

Subsidiary Account Party, all commitments of the Approving Issuing Lender or Approving Issuing Lenders to issue Letters of Credit for account of such Subsidiary Account Party and all of rights of such Subsidiary Account Party hereunder shall terminate and such Subsidiary Account Party shall immediately cease to be an Account Party hereunder and (ii) in the case of a termination of a Subsidiary Borrower, all commitments of the relevant Lenders to make Loans to such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall immediately cease to be a Borrower hereunder.  Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Obligor shall not terminate (i) any obligation of such Subsidiary Obligor that remains unpaid at the time of such delivery (including any obligation arising thereafter in respect of such Subsidiary Obligor under Section 2.18) or (ii) the obligations of the Company under Article IX with respect to any such unpaid obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Company and its Subsidiaries (other than its Immaterial Subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted.  Each of the Company and its Subsidiaries (other than its Immaterial Subsidiaries) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Obligor’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action.  This Agreement has been duly executed and delivered by each Obligor party hereto and constitutes a legal, valid and binding obligation of each Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Each of the other Loan Documents to which any Obligor is a party, when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Credit Agreement

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not (i) violate in any material respect any applicable law or regulation or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries or (ii) violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)  Financial Condition.  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2004, reported on by its independent public accountants.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)  No Material Adverse Change.  Since December 31, 2004, there has been no material adverse change in the business, financial condition, prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.

(a)  Property Generally.  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, subject only to Liens not prohibited by Section 6.01 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Intellectual Property.  Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries, taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06.  Litigation and Environmental Matters.

(a)  Actions, Suits and Proceedings.  Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 10-K”) and in Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement, any other Loan Document or the Transactions.

Credit Agreement

(b)  Environmental Matters.  Except as disclosed in the 2004 10-K and in Schedule 3.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Investment and Holding Company Status.  Neither the Company nor any of its Subsidiaries is (a) an “investment company” as defined in the Investment Company Act of 1940, as amended, that is subject to registration under that Act or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.08.  Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all U.S. federal and other material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  Disclosure.  The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company of the future achievement of such performance.

SECTION 3.11.  Use of Credit.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

Credit Agreement

SECTION 3.12.  Representations and Warranties of Certain Subsidiary Obligors.  In the case of each Subsidiary Obligor that is a Foreign Subsidiary: (a)  no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by such Subsidiary Obligor of the Designation Letter to which it is a party (if applicable), this Agreement or any Loan Documents or for the validity or enforceability of any thereof or for the Borrowings (if any) by or other extensions of credit to such Subsidiary Obligors hereunder; (b) to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement against such Subsidiary Obligor, it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority or that any stamp or similar tax be paid on or in respect of this Agreement, or any other document other than such filings and recordations that have already been made and such stamp or similar taxes that have already been paid; (c) each of this Agreement and the other Loan Documents to which such Subsidiary Obligor is a party is in proper legal form under the law of the jurisdiction of organization of each Subsidiary Obligor for the enforcement thereof against each Subsidiary Obligor, and all formalities required in the jurisdiction of organization of such Subsidiary Obligor for the validity and enforceability of this Agreement and such other Loans Documents (including any necessary registration, recording or filing with any court or other authority in such jurisdiction) have been accomplished, and no Indemnified Taxes or Other Taxes are required to be paid to such jurisdiction, or any political subdivision thereof or therein, and no notarization is required, for the validity and enforceability thereof; (d) such Subsidiary Obligor is subject to administrative civil and commercial law with respect to its obligations under the Loan Documents, and the execution, delivery and performance of the Loan Documents by such Subsidiary Obligor constitute private and commercial acts rather than public or governmental acts (to the extent that these concepts are applicable under the law of its jurisdiction of organization); and (e) under the laws of the jurisdiction in which such Subsidiary Obligor is located, such Subsidiary Obligor is not entitled to immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit or proceeding, or the service of process in connection therewith, arising under the Loan Documents.

ARTICLE IV

CONDITIONS

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a)  Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

Credit Agreement

(b)  Opinion of Counsel to the Obligors.  A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sidley Austin Brown & Wood LLP, counsel to the Obligors, substantially in the form of Exhibit C and such other counsel for the Obligors satisfactory to the Administrative Agent, and covering such other matters relating to the Obligors, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c)  Opinion of Special New York Counsel to JPMCB.  An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit D (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d)  Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)  Officer’s Certificate.  A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in clause (a) (but excluding the first parenthetical thereof) and clause (b) of the first sentence of Section 4.02.

(f)  Existing Credit Agreement.  Evidence that (i) the Company shall have paid in full all principal of and interest accrued on the outstanding loans under the Existing Credit Agreement and all fees, expenses and other amounts owing by the Company thereunder, (ii) the Commitments (as defined in the Existing Credit Agreement) have terminated and (iii) all letters of credit, if any, issued and outstanding under the Existing Credit Agreement shall have been replaced or, as applicable, continued hereunder.

(g)  Subsidiary Obligors.  For each Subsidiary Obligor designated as a Subsidiary Borrower or a Subsidiary Account Party as of the Effective Date, such documents and certificates required to be delivered under Section 2.21 to the extent such other documents and certificates are not already being delivered hereunder.

(h)  Other Documents.  Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Company of such fees as the Company shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent

Credit Agreement

that statements for such fees and expenses have been delivered to the Company prior to the Effective Date).

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on May 6, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)  the representations and warranties of the Obligors set forth in this Agreement (other than in Section 3.04(b) or, insofar as clause (a) of the definition of “Material Adverse Effect” is concerned, Section 3.06(a)) and in the other Loan Documents shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), as applicable; and

(b)  at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

The making of each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)  within 75 days after the end of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Annual Report on Form 10-K for such fiscal year with the SEC), the audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of

Credit Agreement

the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 40 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Quarterly Report on Form 10-Q for such fiscal quarter with the SEC), the consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  within the time specified for delivery of financial statements under clause (a) or (b) of this Section, (I) a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and (II) if there shall have been any material change in GAAP or in the application thereof that applies to the Company or any Subsidiary since the date of the audited financial statements referred to in Section 3.04(a) (unless such change shall theretofore have been notified under this subclause (II)), a notification from a Financial Officer as to such change, specifying the effect of such change on the financial statements accompanying such notification;

(d)  concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default with respect to Section 6.05 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)  promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer and chief financial officer of the Company, registration statements and other publicly available materials filed by the Company or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than any exhibits to any of the foregoing which are too voluminous to furnish and which are made available by the Company or any of its Subsidiaries on such Person’s website and any registration statement on Form S-8 or its equivalent) and

Credit Agreement

(ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Company to its shareholders generally;

(f)  promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Financial statements and other documents required to be delivered pursuant to clause (a), (b), (d) or (e) of this Section (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Company posts such financial statements or other documents, or provides a link thereto, on the Company’s website on the Internet or (ii) such financial statements or other documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such financial statements and other documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as the case may be, and (ii) the Company shall notify the Administrative Agent of the posting of any such financial statements and other documents and provide to the Administrative Agent electronic versions (i.e., soft copies) thereof.

SECTION 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default; and

(b)  any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries (other than any Immaterial Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

Credit Agreement

SECTION 5.04.  Taxes and Other Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including all Taxes, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is consistent with sound business practice.

SECTION 5.06.  Books and Records; Inspection Rights.  The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and intervals and as often as reasonably requested; provided that all costs and expenses of any such visitation by the Administrative Agent (other than the initial visitation during any calendar year) shall be for the account of the Administrative Agent unless an Event of Default shall have occurred and be continuing, and all costs and expenses of any such visitation by any Lender shall be for the account of such Lender unless an Event of Default shall have occurred and be continuing.

SECTION 5.07.  Compliance with Laws and Obligations.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including all Environmental Laws) and all Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used, and Letters of Credit will be issued, only for general corporate purposes of the Company and its Subsidiaries including acquisitions.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X as in effect from time to time.

SECTION 5.09.  Governmental Authorizations.  The Company will, and will cause each of its Subsidiaries to, promptly from time to time obtain or make and maintain in full force and effect all licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which each Subsidiary Obligor that is a Foreign Subsidiary is located for the making and performance by each such Subsidiary Obligor of the Loan Documents.

Credit Agreement

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01.  Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)  Permitted Encumbrances;

(b)  any Lien on any property or asset of the Company or any of its Restricted Subsidiaries existing on the date hereof and listed in Schedule 6.01; provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Restricted Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)  any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary;

(e)  Liens arising in connection with an asset securitization or other similar transaction, program or arrangement permitted under Section 6.03(d); and

Credit Agreement

(f)  Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not exceeding 15% of Consolidated Tangible Assets at any time.

SECTION 6.02.  Mergers, Consolidations, Etc.  The Company will not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), nor will the Company enter into any transaction of merger or consolidation or amalgamation, except that the Company may merge with any other Person, provided that (a) the Company shall be the continuing or surviving corporation and (b) immediately after any such merger or consolidation, no Default shall have occurred and be continuing.

SECTION 6.03.  Dispositions.  The Company will not, and will not permit any of its Subsidiaries to, make any Disposition of its property, whether now owned or hereafter acquired (including receivables and leasehold interests), except for:

(a)  sales of inventory in the ordinary course of business;

(b)  Dispositions by any Subsidiary of property to the Company or any other Subsidiary;

(c)  Dispositions by the Company or any Subsidiary (other than Dispositions of a type referred to in clause (d) below) of property that, together with all other property of the Company and the Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this clause (c) during the twelve-month period ending with the month in which any such Disposition occurs, do not constitute a Substantial Portion of the property of the Company and the Subsidiaries; and

(d)  Dispositions by the Company or any Subsidiary (other than Dispositions permitted under clause (c) above) of property in connection with an asset securitization or other similar transaction, program or arrangement so long as (i) the amount of proceeds received by the Company or any Subsidiary in connection with any such Disposition shall be reasonably equivalent to the fair value of the property disposed of by the Company or such Subsidiary and (ii) the Attributable Securitization Indebtedness outstanding at any time with respect to all such securitizations and other similar transactions, programs and arrangements shall not exceed $300,000,000.

SECTION 6.04.  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Company and its Subsidiaries, and (c) transactions with the BAC Joint Venture consisting of (i) Dispositions permitted under Section 6.03(d) and (ii) cash equity contributions by the Company and/or any Subsidiary to the BAC Joint Venture.

SECTION 6.05.  Leverage Ratio.  The Company will not permit the Leverage Ratio to exceed 3.0 to 1.0 at any time.

Credit Agreement

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)  any Borrower or any Account Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  any Borrower or any Account Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;

(c)  any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made or furnished;

(d)  the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (with respect to the Company’s existence) or in Article VI;

(e)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

(f)  the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

Credit Agreement

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)  the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)  the Company or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)  one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment;

(k)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000; or

(l)  the Guarantee of the Guarantor under Article IX shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Guarantor; or

(m)  a Change in Control shall occur;

Credit Agreement

then, and in every such event (other than an event with respect to the Company described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company (on behalf of itself and all other Obligors), take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors; in case of any event with respect to the Company described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors; provided that, in the case of any event with respect to any Subsidiary Obligor described in clause (g) or (h) of this Article, (i) if such Subsidiary Obligor is a Subsidiary Account Party, all commitments of each relevant Issuing Lender to issue Letters of Credit for account of such Subsidiary Account Party and all of rights of such Subsidiary Account Party hereunder shall automatically terminate and such Subsidiary Account Party shall automatically cease to be entitled to request the issuance, amendment, renewal or extension of any Letter of Credit and (ii) if such Subsidiary Obligor is a Subsidiary Borrower, all commitments of the relevant Lender or Lenders to make Loans to such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall immediately cease to be entitled to request any Loans hereunder (provided that nothing herein shall affect the obligations of any such Subsidiary Obligor with respect to any amounts hereunder owing by such Subsidiary Obligor or the obligations of the Company under Article IX with respect thereto).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Credit Agreement

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, to the extent required by this Agreement, all of the Lenders) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Credit Agreement

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with (unless an Event of Default shall have occurred and be continuing) the prior written consent of the Company (which consent shall not be unreasonably withheld).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

Credit Agreement

ARTICLE IX

GUARANTEE

SECTION 9.01.  The Guarantee.  The Guarantor hereby guarantees to each Issuing Lender, each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower and all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Account Party pursuant to this Agreement (including in respect of any Letter of Credit issued and continued under Section 2.06(l)), and all other amounts from time to time owing to the Issuing Lenders, the Lenders or the Administrative Agent by each Subsidiary Obligor under this Agreement or under any of the other Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantor hereby further agrees that if any Subsidiary Obligor shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02.  Obligations Unconditional.  The obligations of the Guarantor under Section 9.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Subsidiary Obligors under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)  at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

Credit Agreement

(iv)  any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Lender or Issuing Lenders or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Obligor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

The Guarantor represents and warrants that in executing and delivering this Agreement as guarantor, the Guarantor has (i) without reliance on any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent or any information received from any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent and based upon such documents and information the Guarantor deems appropriate, made an independent investigation of the transactions contemplated hereby, the other Obligors, their respective business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the other Obligors or the obligations and risks undertaken herein with respect to the Guaranteed Obligations; (ii) adequate means to obtain from the other Obligors on a continuing basis information concerning the other Obligors; (iii) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent not embodied herein or any acts heretofore or hereafter taken by any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent (including any review by any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent of the affairs of any other Obligor).

SECTION 9.03.  Reinstatement.  The obligations of the Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary Obligor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent, each Issuing Lender and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent, such Issuing Lender or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 9.04.  Subrogation.  The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against any Subsidiary Account Obligor or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Credit Agreement

SECTION 9.05.  Remedies.  The Guarantor agrees that, as between the Guarantor on the one hand and the Administrative Agent, the Issuing Lenders and the Lenders on the other, the obligations of each Obligor under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Subsidiary Obligor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Obligor) shall forthwith become due and payable by the Guarantor for purposes of Section 9.01.

SECTION 9.06.  Instrument for the Payment of Money.  The Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 9.07.  Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until the expiration or termination of the Commitments and payment in full of the principal of and interest on each Loan and all fees and other amounts payable hereunder and the expiration or termination of all Letters of Credit and the reimbursement of all LC Disbursements.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to the Company, to it at 1 N. Field Court, Lake Forest, Illinois 60045, Attention of William Metzger, Vice President and Treasurer (Telecopy No. (847) 735-4359; Telephone No. (847) 735-4364);

(ii)  if to a Subsidiary Obligor, to the Company at the address set forth above (with a copy to such Subsidiary Obligor at its address (or telecopy number), if any, (x) in the case of any Subsidiary Obligor party hereto on the Effective Date, provided below its signature hereto (if any) or (y) in the case of any Subsidiary Obligor that becomes party hereto after the Effective Date, set forth in the Designation Letter to which it is a party (if any);

Credit Agreement

(iii)  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services Group (Telephone No. (713) 750-2199; Telecopy No. (713) 427-6889) and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Loans denominated in a Foreign Currency, also to J.P. Morgan Europe Limited, 125 London Wall, EC2Y 5AJ, Attention of Belinda Lucas (Telecopy No. 00-44-207-777-7360; Telephone No. 00-44-207-777-0976), in each case with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Stephanie Parker (Telecopy No. (212) 270-6637; Telephone No. (212) 270-0529);

(iv)  if to an Issuing Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

(v)  if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services (Telephone No. (713) 750-2199; Telecopy No. (713) 427-6889), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Stephanie Parker  (Telephone No. (212) 270-6637; Telecopy No. (212) 270-0529); and

(vi)  if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and such Lender.  The Administrative Agent or the Company (on behalf of itself and all other Obligors) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Without limiting the foregoing, the Administrative Agent agrees that, unless it shall otherwise advise the Company, notices to be delivered by any Borrower or any Account Party to the Administrative Agent  pursuant to Article II (including any such notices permitted to be given by telephone or telecopy) may be delivered by e-mail transmissions to the Administrative Agent at such e-mail address (or addresses) as the Administrative Agent shall from time to time notify the Company.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Waivers; Amendments.

(a)  No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power

Credit Agreement

hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)  Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company (on behalf of itself and all other Obligors) and the Required Lenders or by the Company (on behalf of itself and all other Obligors) and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall

(i)  increase the Commitment (or either Sub-Commitment) of any Lender without the written consent of such Lender,

(ii)  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)  postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)  change Section 2.19(d) without the consent of each Lender affected thereby,

(v)  change the obligations of the Company pursuant to Article IX; or

(vi)  change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be.

Credit Agreement

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b)  Indemnification by Company.  The Company shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  Reimbursement by Lenders.  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was

Credit Agreement

incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such.

(d)  Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.  Successors and Assigns.

(a)  Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Obligor may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Company, provided that no consent of the Company shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if an Event of Default has occurred and is continuing, for an assignment to any other Person;

(B)  the Administrative Agent;

(C)  each Issuing Lender; and

(D)  the Swingline Lender.

(ii)  Assignments shall be subject to the following additional conditions:

Credit Agreement

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) and (v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of each Borrower, each Account Party, each Issuing Lender and each Lender, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of (w) the names and addresses of the Lenders, (x) the designation of any Lender as an Issuing Lender, (y) the Commitment of, and outstanding principal amount of each Loan made by, each Lender and (z) the outstanding amount of each Letter of Credit issued by, and of each unreimbursed LC Disbursement made by, each Issuing Lender (together with a notation of each Lender’s participation therein pursuant to Section 2.06(e)), in all cases pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Obligors, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Lender or a Lender, as the case may be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the

Credit Agreement

Obligors, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  Participations.  (i)  Any Lender may, without the consent of any Obligor, the Administrative Agent, any Issuing Lender or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Obligors, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers and the Account Parties agree that each Participant shall be entitled to the benefits and subject to the limitations of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant of which the Company has been given prior written notice also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.19(d) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the relevant Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.18 unless the Company is notified in writing of the participation sold to such Participant and such Participant agrees in writing, for the benefit of each Borrower and each Account Party, to comply with all obligations under or relating to Section 2.18 and Section 2.20, in all cases as though it were a Lender.

(d)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such

Credit Agreement

Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)  No Assignments to the Company or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement (including the Designation Letters) shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18, 10.03, 10.11 and 10.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Credit Agreement

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Judicial Proceedings; Etc.

(a)  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Submission to Jurisdiction.  Each of the Obligors hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c)  Waiver of Venue.  Each of the Obligors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Appointment of Agent for Service of Process.  Each Subsidiary Obligor irrevocably designates and appoints CT Corporation System, at its office in New York City, New York, U.S.A., as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City.  Each Subsidiary Obligor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent.  Said designation and appointment shall be irrevocable by each such Subsidiary Obligor until all Loans, all reimbursement obligations, interest thereon and all other

Credit Agreement

amounts payable by such Subsidiary Obligor hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Obligor shall have been terminated as an Account Party and/or a Borrower (as applicable) hereunder pursuant to Section 2.21.  If such agent shall cease so to act, each such Obligor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e)  Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.   Each Subsidiary Obligor hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in Section 10.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Subsidiary Obligor at its address set forth in the Designation Letter to which it is a party or to any other address of which such Subsidiary Obligor shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Subsidiary Obligor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Obligor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Obligor.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Judgment Currency.  This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency.  The payment obligations of the Obligors under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and

Credit Agreement

transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligations of each of the Obligors in respect of any such sum due from it to the Administrative Agent, any Issuing Lender or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 10.12.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13.  Confidentiality.  Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligors and their respective obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this paragraph, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company

Credit Agreement

after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14.  Termination of Commitments under Existing Credit Agreement.  Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that, as of the Effective Date, all of the commitments to extend credit under the Existing Credit Agreement will be terminated automatically.  This Agreement constitutes notice thereof and pursuant hereto the requirement contained in Section 2.08(c) of the Existing Credit Agreement that three Business Days’ (as defined therein) notice of the termination of such commitments be given to the administrative agent thereunder is waived.

SECTION 10.15.  USA PATRIOT Act.  Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with said Act.

SECTION 10.16.  Waiver of Immunity.  To the extent that any Subsidiary Obligor that is a Foreign Subsidiary may be or become entitled to claim for itself or its property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Subsidiary Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

SECTION 10.17.  Appointment of Company as Agent.  Each Subsidiary Obligor party hereto as of the Effective Date, by its signature below, and each Subsidiary Obligor designated after the Effective Date as a “Subsidiary Borrower” or “Subsidiary Account Party” pursuant to Section 2.21, by its acknowledgment to the Designation Letter relating to such Subsidiary Obligor, as applicable:

(a)           appoints and authorizes the Company for the purposes of (i) signing documents deliverable by or on behalf of such Subsidiary Obligor hereunder or under any other Loan Document, (ii) providing notices to or making requests of the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Obligor, (iii) receiving notices and documents from the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Obligor, and (iv) taking any other action on behalf such Subsidiary Obligor hereunder or under any other Loan Document, in each case to the extent specifically provided for hereunder or thereunder, and such Subsidiary Obligor agrees to be irrevocably bound by all such actions being taken on behalf of such Subsidiary Obligor by the Company and all such notices received by the Company on behalf of such Subsidiary Obligor; provided that another Person may be appointed to act in substitution for the Company with the power and authority granted thereto by such

Credit Agreement

Subsidiary Obligor under this clause (a) so long as such Person shall have been certified as such in a single writing executed by such Subsidiary Obligor and delivered to the Administrative Agent;

(b)           authorizes the Administrative Agent, each Issuing Lender and each Lender to treat (i) each document signed by, each notice given or received by, each document delivered or received by and each request made by the Company on its behalf and (ii) each other action which specifically provides herein or therein that the Company acts on behalf, or at the direction, of such Subsidiary Obligor as if such Subsidiary Obligor (and not the Company) had in fact signed such document, given or received such notice, delivered or received such document, made such request or taken such action; and

(c)           acknowledges that the Administrative Agent, each Issuing Lender and each Lender are relying upon the appointments and authorizations set forth in this Section in connection with the making of their Commitments and credit extensions hereunder.

In the event the Administrative Agent, any Issuing Lender or any Lender reasonably believes that it has received a conflicting notice or instruction from the Company and/or his or her designees, the Administrative Agent, such Issuing Lender or such Lender may refrain from action upon such notice or instruction and shall promptly request the Company for clarification regarding such notice or instruction.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

BRUNSWICK CORPORATION

By
Name:
Title:

U.S. Federal Tax Identification No.: 36-0848180

Credit Agreement

SUBSIDIARY BORROWERS

DOMESTIC SUBSIDIARY BORROWERS

MARINE POWER EUROPE, INC.

By
Name:
Title:

BRUNSWICK INTERNATIONAL LIMITED

By
Name:
Title:

Credit Agreement

FOREIGN SUBSIDIARY BORROWERS

BRUNSWICK EUROPE HOLDINGS LIMITED

By
Name:
Title:

BRUNSWICK HUNGARY KFT

By
Name:
Title:

Credit Agreement

SUBSIDIARY ACCOUNT PARTIES

DOMESTIC SUBSIDIARY ACCOUNT PARTIES

BRUNSWICK BOWLING & BILLIARDS CORPORATION

By
Name:
Title:

BRUNSWICK COMMERCIAL & GOVERNMENTAL PRODUCTS, INC.

By
Name:
Title:

Credit Agreement

FOREIGN SUBSIDIARY ACCOUNT PARTIES

CENTENNIAL ASSURANCE COMPANY, LTD.

By
Name:
Title:

Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent

By
Name:
Title:

Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By
Name:
Title:

Credit Agreement

BANK OF AMERICA, N.A.

By
Name:
Title:

Credit Agreement

SUNTRUST BANK

By
Name:
Title:

Credit Agreement

WELLS FARGO BANK, N.A.

By
Name:
Title:

Credit Agreement

CITIBANK, N.A.

By
Name:
Title:

Credit Agreement

HARRIS TRUST AND SAVINGS BANK

By
Name:
Title:

Credit Agreement

LLOYDS TSB BANK PLC

By
Name:
Title:

Credit Agreement

NATIONAL AUSTRALIA BANK LIMITED

By
Name:
Title:

Credit Agreement

THE BANK OF NEW YORK

By
Name:
Title:

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By
Name:
Title:

Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By
Name:
Title:

Credit Agreement

FIFTH THIRD BANK

By
Name:
Title:

Credit Agreement

KBC BANK, NV

By
Name:
Title:

Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By
Name:
Title:

Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION

By
Name:
Title:

Credit Agreement

MERRILL LYNCH BANK USA

By
Name:
Title:

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By
Name:
Title:

Credit Agreement

SCHEDULE 1.01A

Commitments

Name of Lender		Dollar Sub- Commitment	Multicurrency Sub- Commitment	Total Commitment
(a)	JPMorgan Chase Bank, N.A.	$43,750,000	$18,750,000	$62,500,000
(b)	The Royal Bank of Scotland plc	$43,750,000	$18,750,000	$62,500,000
(c)	Bank of America, N.A.	$37,500,000	$12,500,000	$50,000,000
(d)	SunTrust Bank	$37,500,000	$12,500,000	$50,000,000
(e)	Wells Fargo Bank, N.A.	$37,500,000	$12,500,000	$50,000,000
	Citibank, N.A.	$25,000,000	$7,500,000	$32,500,000
(f)	Harris Trust and Savings Bank	$25,000,000	$7,500,000	$32,500,000
(g)	Lloyds TSB Bank plc	$25,000,000	$7,500,000	$32,500,000
(h)	National Australia Bank Limited	$25,000,000	$7,500,000	$32,500,000
(i)	The Bank of New York	$32,500,000	$0	$32,500,000
(j)	U.S. Bank National Association	$25,000,000	$7,500,000	$32,500,000
(k)	Deutsche Bank AG New York Branch	$15,000,000	$7,500,000	$22,500,000
(l)	Fifth Third Bank	$15,000,000	$7,500,000	$22,500,000
(m)	KBC Bank, NV	$22,500,000	$0	$22,500,000
(n)	KeyBank National Association	$22,500,000	$0	$22,500,000
(o)	LaSalle Bank National Association	$15,000,000	$7,500,000	$22,500,000
(p)	Merrill Lynch Bank USA	$15,000,000	$7,500,000	$22,500,000
(q)	PNC Bank, N.A.	$15,000,000	$7,500,000	$22,500,000
(r)	Sumitomo Mitsui Banking Corporation	$22,500,000	$0	$22,500,000

Schedule 1.01A to Credit Agreement

SCHEDULE 1.01B

Approving Issuing Lenders

Name of Foreign Subsidiary Account	Issuing Lender

Centennial Assurance Company, Ltd.	JPMorgan Chase Bank, N.A.
The Bank of New York

Schedule 1.01B to Credit Agreement

SCHEDULE 1.01C

Mandatory Costs

Calculation of Mandatory Cost Rate

1.                                       The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period for any Loan denominated in Pounds Sterling  or another Agreed Foreign Currency (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender participating in such Loan, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                       The Additional Cost Rate for any Lender lending from a specific lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.                                       The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to a Loan made in Pounds Sterling:

percent per annum

(b)                                 in relation to a Loan made in any Agreed Foreign Currency other than Pounds Sterling:

percent per annum.

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as

Schedule 1.01C to Credit Agreement

an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if applicable, any additional amount of interest specified in Section 2.14(f)) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000;

5.             For the purposes of this Schedule 1.01C:

(a)                                        “Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)                                       “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)                                        “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)                                       “Reference Bank” means the principal London offices of JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent in consultation with the Company.

(e)                                        “Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

Schedule 1.01C to Credit Agreement

(f)                                          “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)             the jurisdiction of its applicable lending office; and

(b)             any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an lending office in the same jurisdiction as its lending office.

10.                          The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                          The  Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each

Schedule 1.01C to Credit Agreement

Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                          Any determination by the Administrative Agent pursuant to this Schedule 1.01C in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

13.                          The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and provide notice to the Company and the Lenders of any amendments which are required to be made to this Schedule 1.01C in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

Schedule 1.01C to Credit Agreement

SCHEDULE 2.06(l)

Existing Letters of Credit

Number	Issuing Bank	Amount	Beneficiary Information	Maturity Date

S00043617	The Bank of New York	$2,873,000.00	American Bankers Life Assurance Co of America	1-Nov-05

S00043942	The Bank of New York	$17,000.00	North American Specialty Ins Co	4-Nov-05

STL410378	JPMorgan Chase Bank, N.A.(Bank One)	$767,953.50	Ministerio De La Defensa Comandancia General De La Armada	30-Apr-05

326322	JPMorgan Chase Bank, N.A (Bank One)	$5,500,000.00	National Union Fire Insurance Company of Pittsburgh, PA	4-Nov-05

STL326601	JPMorgan Chase Bank, N.A.(Bank One)	$1,663,747.40	Ministerio De La Defensa Comandancia General De La Armada	4-Nov-05

STL326602	JPMorgan Chase Bank, N.A.(Bank One)	$690,155.00	Ministerio De La Defensa Comandancia General De La Armada	5-Nov-05

STL330171	JPMorgan Chase Bank, N.A.(Bank One)	$21,150,000.00	Zurich American Insurance Company	4-Nov-05

NWS449258	Wells Fargo Bank, N.A.	$7,992,000.00	National Union Fire Insurance Company of Pittsburgh, PA	17-Jul-05

P-258302	JPMorgan Chase Bank, N.A.	$290,878.00	Northwestern National Insurance Company	4-Nov-05

Schedule 2.06(l) to Credit Agreement

S00042637	The Bank of New York	$8,975,000.00	National Union Fire Insurance Company of Pittsburgh, PA	4-Nov-05

S00043618	The Bank of New York	$2,370,000.00	National Union Fire Insurance Company of Pittsburgh, PA	1-Nov-05

STL410266	JPMorgan Chase Bank, N.A.(Bank One)	£4,000,000[1]	Bank One, N.A., London)	4-Nov-05

STL410746	JPMorgan Chase Bank, N.A.(Bank One)	$4,090,324.00	Wachovia Bank, N.A.	5-Nov-05

STL751664	JPMorgan Chase Bank, N.A.(Bank One)	$5,700.00	Southgate Water District	31-Jul-05

		$64,011,971.27

1 Based on the conversion rate as of 3/31/05 the outstanding amount was $7,626,213.37.

Schedule 2.06(l) to Credit Agreement

SCHEDULE 3.06(a)

Litigation

On April 18, 2002, the Company, in cooperation with the United States Consumer Products Safety Commission, announced a recall of approximately 103,000 bicycles that were sold by the Company’s former bicycle division.  The bicycles had been equipped with suspension forks that were purchased from a Taiwanese company.  Some of the forks were found to have been defectively manufactured and were involved in approximately 55 reported incidents.  The recall is an expansion of a prior recall involving the suspension forks and allows consumers who purchased bicycles with an affected fork to return the fork in exchange for $65 or a replacement bicycle.  The Company does not believe that the resolution of this matter will have a material adverse effect on the Company’s consolidated financial position or results of operations.

In December of 2002, the United States Supreme Court decided against Brunswick (Mercury Marine) in the case of Sprietsma vs. Mercury Marine. Lower courts, including the Illinois Supreme Court had ruled in favor of Brunswick.  At issue in Sprietsma was whether federal law preempted state tort claims alleging that marine engines should be equipped with devices designed to protect against propeller injuries.  The Court found that such claims should not be preempted.  As a result of this decision, Mercury Marine will have to defend propeller guard cases on the merits, rather than moving for dismissal early in the proceedings.  In the years since the Sprietsma reversal several propeller guard cases filed against the company have been voluntarily dismissed by the plaintiffs (without payment from Brunswick); others have been resolved by nominal settlements; there have been no substantial settlements and no jury verdicts against the Company.  The Company believes that having to defend propeller guard cases on the merits will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

On September 6, 2001, the Federal Trade Commission (FTC) informed the Company that it had closed an investigation concerning the Company’s bidding for certain assets of Outboard Marine Corporation (OMC) as a part of OMC’s bankruptcy.  On October 5, 2001, the FTC also informed the Company that it had closed a separate investigation commenced in 1997 concerning certain of the Company’s marketing practices related to the sale of sterndrive marine engines to boatbuilders and dealers.

On October 26, 2000, the Company became one of 109 defendants in a suit filed in federal court in Arizona by the Lemelson Foundation for allegedly violating several of the Foundation’s patents.  The patents at issue involve machine-vision and bar-coding technology, and the Foundation’s has asserted a number of similar actions against other companies alleged to have used these technologies in their distribution or manufacturing activities.  This lawsuit has been stayed by the Arizona court pending the outcome of a lawsuit filed against the Foundation in Nevada.  The Company does not believe that the resolution of this matter will have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company has been named in a number of asbestos-related lawsuits, the majority of which involve Vapor Corporation, a former subsidiary that the Company divested in 1990.  Virtually all

Schedule 3.06(a) to Credit Agreement

of the asbestos suits against the Company involve numerous other defendants.  The claims generally allege that the Company sold products that contained components, such as gaskets, that included asbestos, and seek monetary damages from the Company.  Neither the Company nor Vapor is alleged to have manufactured asbestos.  The Company’s insurers have settled a number of asbestos claims for nominal amounts, while a number of other claims have been dismissed.  No suit has yet gone to trial.  The Company does not believe that the resolution of these lawsuits will have a material adverse effect on the Company’s consolidated financial position or results in operations.

The Company accrues for litigation exposure based upon its assessment, made in consultation with counsel, of the likely range of exposure stemming from the claim.  In light of existing reserves, the Company’s litigation claims, when finally resolved, will not, in the opinion of management, have a material adverse effect on the Company’s consolidated financial position.  If current estimates for the cost of resolving any claims are later determined to be inadequate, results of operations could be adversely affected in the period in which additional provisions are required.

Refer to Note 9, Commitments and Contingencies, in the Notes to Consolidated Financial Statements in the 2004 Form 10-K for a discussion of other litigation-related matters as of December 31, 2004.

Schedule 3.06(a) to Credit Agreement

SCHEDULE 3.06(b)

Environmental Matters

The Company is involved in certain legal and administrative proceedings under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal and state legislation governing the generation and disposition of certain hazardous wastes.  These proceedings, which involve both on- and off-site waste disposal or other contamination, in many instances seek compensation or remedial action from the Company as a waste generator under Superfund legislation, which authorizes action regardless of fault, legality of original disposition or ownership of a disposal site.  The Company is also involved in a number of environmental remediation actions addressing contamination resulting from historic activities on its present and former plant properties.

The Company accrues for environmental remediation-related activities for which commitments or clean-up plans have been developed and for which costs can be reasonably estimated.  All accrued amounts are generally determined in coordination with third-party experts on an undiscounted basis and do not consider recoveries from third parties until such recoveries are realized.  The ultimate exposure for these claims is consistent with the prior year.  In light of existing reserves, the Company’s environmental claims, when finally resolved, will not, in the opinion of management, have a material adverse effect on the Company’s consolidated financial position.  If current estimates for the cost of resolving these claims are later determined to be inadequate, results of operations could be adversely affected in the period in which additional provisions are required.  Refer to Note 9, Commitments and Contingencies, in the Notes to Consolidated Financial Statements in the 2004 Form 10-K, for disclosure of the potential cash requirements of environmental proceedings as of December 31, 2004.

Schedule 3.06(b) to Credit Agreement

SCHEDULE 6.01

Liens

SCHEDULE 6.01

LIENS

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
Albermarle Boats, Inc.	SOS: NC	0014813	02/12/01	Ervin Leasing Company	Informational filing; item of leased equipment
Bayliner Marine Corporation	SOS: DE	20753370	03/05/02	Carlson Systems Corp.	Items of equipment (pneumatic tools)
BBG Logistics, Inc.	SOS: DE	40415580	01/27/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations

BBG Logistics, Inc.	SOS: DE	40570897	02/20/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	40570905	02/20/04	Fleet Capital	Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts,

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
				Corporation

chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	40670861	03/05/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	40699407	03/09/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	40827123	03/18/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	40898496	03/24/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
					of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC
BBG Logistics, Inc.	SOS: DE	41031790	03/31/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41237298	04/16/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41258849	04/19/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41374075	04/30/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation;

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
					pursuant to precautionary filing provisions of the UCC
BBG Logistics, Inc.	SOS: DE	41391129	05/03/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41434747	05/06/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41584574	05/19/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41633249	05/26/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
BBG Logistics, Inc.	SOS: DE	41765215	06/14/04	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligation; pursuant to precautionary filing provisions of the UCC

BBG Logistics, Inc.	SOS: DE	41855354	07/02/04	LaSalle National Leasing Corporation	Interim financing; all right, title and interest in to and under certain Quote Nos. for boat trailers; proceeds
BBG Logistics, Inc.	SOS: DE	42207597	08/05/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	42632349	09/20/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	43091784	11/03/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	43091818	11/03/04	LaSalle National	Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
				Leasing Corporation	intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease
BBG Logistics, Inc.	SOS: DE	43467596	12/09/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	43508456	12/10/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	43545631	12/15/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	43694520	12/31/04	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
BBG Logistics, Inc.	SOS: DE	50748146	03/09/05	LaSalle National Leasing Corporation

Trailers leased pursuant to certain Master Lease between debtor and secured party; related software; general intangibles; all subleases, chattel paper, accounts, security deposits and general intangibles relating thereto; proceeds; filing made for informational purposes, intended to represent true lease

BBG Logistics, Inc.	SOS: DE	50972977	03/16/05	Fleet Capital Corporation

Specific items of leased equipment; proceeds thereof, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations.

Boston Whaler, Inc.	DOS: FL	200100111528-2	05/21/01	BCL Capital	Specific items of equipment; for informational purposes only
Brunswick Corporation	SOS: DE	10790944	07/24/01	IBM Credit Corporation (Lessor)	Leased computer equipment
Brunswick Corporation	SOS: DE	11517254	10/26/01	IBM Credit Corporation (Lessor)	Leased computer equipment
Brunswick Corporation	SOS: DE	21368483	06/04/02	Stuers Inc.	Specific items of equipment
Brunswick Corporation	SOS: DE	21851652	07/01/02	IBM Credit Corporation	Leased computer equipment; precautionary filing
Brunswick Corporation	SOS: DE	21884406	07/03/02	IBM Credit Corporation	Leased computer equipment; precautionary filing
Brunswick Corporation	SOS: DE	21959836	07/19/02	IBM Credit Corporation	Leased computer equipment; precautionary filing

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
Brunswick Corporation	SOS: DE	22060832	08/08/02	IBM Credit Corporation	Leased computer equipment; precautionary filing
Brunswick Corporation	SOS: DE	23152539	12/02/02	IBM Credit Corporation	Leased computer equipment; precautionary filing
Brunswick Corporation	SOS: DE	30912488	04/08/03	Cupertino National Bank C/D Greater Bay Capital	Specific items of equipment; proceeds; filing for notice purposes only
Brunswick Corporation	SOS: DE	31682155	07/02/03	Brunswick Acceptance Company, LLC	All assets now owned and hereafter existing or acquired as defined in Brunswick Sale Agreement and Accounts Receivable Purchase Agreement, both dated 10/24/02 between debtor and secured party
Brunswick Corporation	SOS: DE	32229642	08/28/03	CIT Communications Finance Corporation	Equipment now or acquired under specific Lease; proceeds therefrom; filing constitutes notice of lessor’s ownership of equipment
Brunswick Corporation	SOS: DE	40243321	01/29/04	Ameritech Credit Corporation	Specific items of equipment true lease; precautionary filing
Brunswick Corporation	SOS: DE	40650624	03/08/04	Thompson Tractor Co., Inc.	Specific items of equipment; proceeds
Brunswick Corporation	SOS: DE	40789950	03/22/04	CIT Communications Finance Corporation	Equipment now or acquired under specific Lease; proceeds therefrom; filing constitutes notice of lessor’s ownership of equipment
Brunswick Corporation	SOS: DE	40828642	03/24/04	CIT Communications Finance Corporation	Equipment now or acquired under specific Lease; proceeds therefrom; filing constitutes notice of lessor’s ownership of equipment

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
Brunswick Corporation	SOS: DE	43228915	11/16/04	IBM Credit LLC	Specific items of equipment; proceeds; precautionary filing
Brunswick Corporation	SOS: IL	3439166	08/24/95 Cont’d. 4/14/00	General Electric Capital Corporation	Leased equipment; proceeds; true lease
Brunswick Corporation	SOS: IL	3440659	08/29/95 Cont’d. 04/14/00	General Electric Capital Corporation	Leased equipment; proceeds; true lease
Brunswick Corporation	SOS: IL	4230951	06/29/00	IBM Credit Corporation (Lessor)	Leased computer equipment; notice filing
Brunswick Corporation	SOS: IL	4454143	10/26/01	IBM Credit Corporation (Lessor)	Leased computer equipment; notice filing
Brunswick New Technologies, Inc.	SOS: DE	32236183	08/28/03	CIT Communications Finance Corporation	Leased equipment; products; rentals; rights to use license for any software related thereto; proceeds; filing constitutes notice of Lessor’s ownership of equipment
Cummins Mercruiser Diesel Marine LLC	SOS: DE	32273228	08/11/03	Toyota Motor Credit Corporation	Used Toyota M/N 6TGCU25; financing statement for informational purposed only
Life Fitness, Inc.	SOS: DE	11252662	09/28/01	Fidelity Leasing Inc.	Specific Items of equipment

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
Life Fitness, a division of Brunswick Corporation	SOS: IL	4197421	04/14/00	The CIT Group Equipment Financing, Inc.	Specific items of equipment
Life Fitness, a division of Brunswick Corporation	SOS: IL	4234197	06/29/00	Jacom Computer Services	Specific items of leased equipment
Life Fitness	SOS: IL	4272617	09/22/00	Comark Inc.	True Lease Statement for informational purposes covering specific items of equipment, proceeds
Life Fitness, Inc.	SOS: IL	4403751	06/22/01	MCI Capital Services

All of the debtor’s existing or acquired rights, title and interest in, to and under all equipment, inventory, general intangibles, accounts and chattel paper, evidencing or arising from Equipment and associated items, license and or sublicense to use computer programs and related software that are subject of or described in any existing or future equipment schedule to that certain Master Lease Agreement between debtor and secured party, products and proceeds; notice filing

Life Fitness, Inc.	SOS: IL	5429374	06/18/02	Crown Credit Company	Specific Items of equipment
Life Fitness, Inc.	SOS: IL	5429382	06/18/02	Crown Credit Company	Specific Items of equipment
Sea-Pro Boats, Inc.	SOS: SC	960715-125405A	07/15/96 Cont’d. 03/12/01	GE Commercial Finance Corporation And Yamaha Motor Corp. U.S.A and Yamaha Parts	Collateral description unavailable

Schedule 6.01 to Credit Agreement

Debtor	Jurisdiction	Filing No.	Filing Date	Secured Party	Collateral
				Distributors, Inc.
Sea-Pro Boats, Inc.	SOS: SC	020513-1528501	05/13/02	American Honda Motor Co., Inc.

All Honda outboard engines and marine engines, equipment, products, parts... accounts receivable, relating to debtor’s business of selling and installing Honda products, whether existing or hereafter acquired

Sea-Pro Boats, Inc.	SOS: SC	030604-1321116	06/04/03	Citicorp Del Lease, Inc.	Specific item of equipment
Sea-Pro Boats, Inc.	SOS: SC	041130-1229102	11/30/04	Citicorp Leasing, Inc.	Specific item of equipment
Sea Ray Boats, Inc.	SOS: TN	200027654	07/19/00 Cont’d. 01/31/05	Associates Leasing, Inc.	Specific items pf equipment (forklifts); cash and non-cash proceeds thereof
Sea Ray Boats, Inc.	SOS: TN	104070057	12/28/04	Stiles Machinery, Inc.	Specific item of equipment; proceeds thereof
Valley-Dynamo, LP	SOS: DE	22342545	09/17/02	US Bancorp Equipment Finance, Inc.-Machine Tool Finance Group	Specific item of equipment together with all replacements, parts...proceeds, insurance recoveries; any receipt of proceeds of the collateral by another secured party violates right of Secured Party

Schedule 6.01 to Credit Agreement

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified below (the “Assignor”) and the Assignee identified below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

Assignment and Assumption

5.	Credit Agreement:

The $650,000,000 Credit Agreement dated as of April 29, 2005 between Brunswick Corporation, the Subsidiary Account Parties and the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Sub-Commitment /Loans for all Lenders	Amount of Sub-Commitment /Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                                 , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Dollar Sub-Commitment”, “Multicurrency Sub-Commitment”, etc.)

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as
[Administrative Agent][Swingline Lender]

By:
Name:
Title:

[Consented to:][5]

BRUNSWICK CORPORATION

By:
Name:
Title:

[Consented to and][6] Accepted:

[Issuing Lender], as an
Issuing Lender

4 To be added only if the consent of the Administrative Agent or Swingline Lender is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

6 To be added only if the consent of the Issuing Lenders is required by the terms of the Credit Agreement.

Assignment and Assumption

By:
Name:
Title:

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding

Annex 1 to Assignment and Assumption

the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 to Assignment and Assumption

EXHIBIT B-1

[Form of Subsidiary Account Party Designation Letter]

SUBSIDIARY ACCOUNT PARTY DESIGNATION LETTER

                        , 200

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent

270 Park Avenue

New York, New York 10017

Each of the Lenders party to the

Credit Agreement referred to below

Re:  Subsidiary Account Party Designation

Ladies and Gentlemen:

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of April 29, 2005 between Brunswick Corporation, the Subsidiary Account Parties and the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Company hereby designates [                   ] (the “Subject Subsidiary”), a wholly-owned Subsidiary of the Company and a [corporation] duly organized under the laws of [                   ], as a Subsidiary Account Party in accordance with Section 2.21(a) of the Credit Agreement until such designation is terminated in accordance with Section 2.21(d).

The Subject Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Subsidiary Account Party and an Obligor under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Subsidiary Account Party for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Subsidiary Account Party.  Pursuant to Section 10.17, the Subject Subsidiary hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

Subsidiary Account Party Designation Letter

The Company hereby confirms and agrees that after giving effect to this Designation Letter the Guarantee of the Company contained in Article IX of the Credit Agreement shall apply to all of the obligations of the Subject Subsidiary under the Credit Agreement.

The Subject Subsidiary hereby represents and warrants:

1.                                   The Subject Subsidiary is a wholly-owned Subsidiary of the Company;

2.                                   Each of the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 of the Credit Agreement is true as if each reference therein to the Company or to an Obligor were a reference to the Subject Subsidiary and as if each reference therein to the Loan Documents were a reference to this Designation Letter and the promissory notes, if any, executed by the Subject Subsidiary in connection herewith;

3.                                   [The representations and warranties set forth in Section 3.12 are true and correct on the date hereof;]7

4.                                   The Subject Subsidiary’s address for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Sections 10.01 and 10.09(e) of the Credit Agreement to it at its “Address for Notices” specified on the signature pages below; and

5.                                   The Subject Subsidiary shall deliver to the Administrative Agent a process agent acceptance letter substantially in the form of Exhibit E to the Credit Agreement, the documents and certificates set forth in Section 2.21 of the Credit Agreement and such other documents as the Administrative Agent shall reasonably request that are consistent with conditions for Subsidiary Obligors set forth in Section 4.01 of the Credit Agreement, each in form and substance reasonably satisfactory to the Administrative Agent.

Attached hereto are certified copies of the following documents:

(i)                                     the [certificate of incorporation][certificate of formation][articles of organization] and [by-laws][limited liability company agreement] [partnership agreement] of the Subject Subsidiary and authorizing resolutions of the [Board of Directors][Sole Member][General Partner] of the Subject Subsidiary;8 and

(ii)                                  a certificate of the Secretary or an Assistant Secretary of the Subject Subsidiary in respect of each of the officers (x) who are authorized to sign this Agreement and the other Loan Documents on the Subject Subsidiary’s behalf, and (y) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of

7                       Insert if the Subject Subsidiary is a Foreign Subsidiary.

8                       To be revised as appropriate to reflect relevant organizational documents of the Subject Subsidiary.

Subsidiary Account Party Designation Letter

signing documents and giving notices and other communications in connection with the Credit Agreement, the other Loan Documents and the transactions contemplated thereby.

The designation of the Subject Subsidiary as a Subsidiary Account Party under the Credit Agreement shall become effective as of the date (the “Effective Date”) on which the Administrative Agent [and each Issuing Lender that has notified the Administrative Agent that it will issue Letters of Credit for account of the Subject Subsidiary]9 accept[s] this Designation Letter as provided on the signature pages below.  As of the Effective Date, the Subject Subsidiary shall be entitled to the rights, and subject to the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement.  Except as expressly herein agreed with respect to the joinder of the Subject Subsidiary as a Subsidiary Account Party, the Credit Agreement shall remain unchanged and in full force and effect.

The Subject Subsidiary hereby agrees that this Designation Letter and the Credit Agreement shall be governed by, and construed in accordance with, the law of the State of New York.  The Subject Subsidiary hereby submits to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in New York County, and any appellate court from any thereof, for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby.  The Subject Subsidiary irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Subject Subsidiary further agrees that service of process in any such action or proceeding brought in New York may be made upon it by service upon its agent as provided in Section 10.09(d) of the Credit Agreement.

THE SUBJECT SUBSIDIARY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

This Designation Letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

9                       Insert if the Subject Subsidiary is a Foreign Subsidiary.

Subsidiary Account Party Designation Letter

BRUNSWICK CORPORATION

By:
Name:
Title:

[NAME OF SUBJECT SUBSIDIARY]

,
a	[corporation]

By:
Name:
Title:

Address for Notices

Attn:

Tel:
Fax:

Subsidiary Account Party Designation Letter

Accepted:

this        day of

                              , 200

JPMORGAN CHASE BANK, N.A.,

  as Administrative Agent [and Issuing Lender]

By:
Name:
Title:

[ ][10]
as Issuing Lender

By:
Name:
Title:

10                   Insert if Subject Subsidiary is a Foreign Subsidiary.

Subsidiary Account Party Designation Letter

EXHIBIT B-2

[Form of Subsidiary Borrower Designation Letter]

SUBSIDIARY BORROWER DESIGNATION LETTER

                                         ,

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent

270 Park Avenue

New York, New York 10017

Re:  Subsidiary Borrower Designation

Attention:

Ladies and Gentlemen:

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of April 29, 2005 between Brunswick Corporation, the Subsidiary Account Parties and the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Company hereby designates [                       ] (the “Subject Subsidiary”), a wholly-owned Subsidiary of the Company and a [corporation] duly organized under the laws of [                       ], as a Subsidiary Borrower in accordance with Section 2.21(b) of the Credit Agreement until such designation is terminated in accordance with Section 2.21(d).

The Subject Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Subsidiary Borrower and an Obligor under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Subsidiary Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Subsidiary Borrower.  Pursuant to Section 10.17 of the Credit Agreement, the Subject Subsidiary hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

Subsidiary Borrower Designation Letter

The Company hereby confirms and agrees that after giving effect to this Designation Letter the Guarantee of the Company contained in Article IX of the Credit Agreement shall apply to all of the obligations of the Subject Subsidiary under the Credit Agreement.

The Subject Subsidiary hereby represents and warrants:

1.                                          The Subject Subsidiary is a wholly-owned Subsidiary of the Company;

2.                                          Each of the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 of the Credit Agreement is true as if each reference therein to the Company or to an Obligor were a reference to the Subject Subsidiary and as if each reference therein to the Loan Documents were a reference to this Designation Letter and the promissory notes, if any, executed by the Subject Subsidiary in connection herewith;

3.                                          [The representations and warranties set forth in Section 3.12 are true and correct on the date hereof;]11

4.                                          The Subject Subsidiary’s addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Sections 10.01 and 10.09(e) of the Credit Agreement to it at its “Address for Notices” specified on the signature pages below; and

5.                                          The Subject Subsidiary shall deliver to the Administrative Agent a process agent acceptance letter substantially in the form of Exhibit E to the Credit Agreement, the documents and certificates set forth in Section 2.21 of the Credit Agreement and such other documents as the Administrative Agent shall reasonably request that are consistent with conditions for Subsidiary Obligors set forth in Section 4.01 of the Credit Agreement, each in form and substance reasonably satisfactory to the Administrative Agent.

Attached hereto are certified copies of the following documents:

(iii)                               the [certificate of incorporation][certificate of formation][articles of organization] and [by-laws][limited liability company agreement] [partnership agreement] of the Subject Subsidiary and authorizing resolutions of the [Board of Directors][Sole Member][General Partner] of the Subject Subsidiary;12 and

(iv)                              a certificate of the Secretary or an Assistant Secretary of the Subject Subsidiary in respect of each of the officers (x) who are authorized to sign this Agreement and the other Loan Documents on the Subject Subsidiary’s behalf, and (y) who will, until replaced by another officer or officers duly

11                   Insert if the Subject Subsidiary is a Foreign Subsidiary.

12                   To be revised as appropriate to reflect the relevant organizational documents of the Subject Subsidiary.

Subsidiary Borrower Designation Letter

authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement, the other Loan Documents and the transactions contemplated thereby.

The designation of the Subject Subsidiary as a Subsidiary Borrower under the Credit Agreement shall become effective as of the date (the “Effective Date”) on which the Administrative Agent [and each Lender that has notified the Administrative Agent that it will make loans to the Subject Subsidiary]13 accept[s] this Designation Letter as provided on the signature pages below.  As of the Effective Date, the Subject Subsidiary shall be entitled to the rights, and subject to the obligations, of a Subsidiary Borrower.  Except as expressly herein agreed with respect to the joinder of Subject Subsidiary as a Subsidiary Borrower, the Credit Agreement shall remain unchanged and in full force and effect.

The Subject Subsidiary hereby agrees that this Designation Letter, the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.  The Subject Subsidiary hereby submits to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in New York County, and any appellate court from any thereof, for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby.  The Subject Subsidiary irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Subject Subsidiary further agrees that service of process in any such action or proceeding brought in New York may be made upon its agent appointed as provided in Section 10.09(d) of the Credit Agreement.

THE SUBJECT SUBSIDIARY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

This Designation Letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.  This Designation Letter

BRUNSWICK CORPORATION

13                   Insert if the Subject Subsidiary is a Foreign Subsidiary.

Subsidiary Borrower Designation Letter

By
Title:

[NAME OF SUBJECT SUBSIDIARY]
	a	[corporation]

By:
Name:
Title:

Address for Notices

Attn:

Tel:
Fax:

ACCEPTED

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By
Title:

[APPROVING RELEVANT LENDER][14]

By
Title:

14                   Insert if Subject Subsidiary is a Foreign Subsidiary.

Subsidiary Borrower Designation Letter

EXHIBIT C

[Opinion of Counsel to the Obligors]

April [       ], 2005

To the Lenders party to the Credit Agreement

   referred to below and JPMorgan Chase Bank, N.A.,

   as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Brunswick Corporation, a Delaware corporation (the “Company”), and the companies listed on Annex I hereto (each a “Subsidiary Obligor” and collectively, the “Subsidiary Obligors”; the Company and the Subsidiary Obligors, each an “Obligor” and collectively, the “Obligors”; the Company and Brunswick International Limited, Marine Power Europe, Inc., Brunswick Bowling & Billiards Corporation and Brunswick Commercial & Government Products, Inc., each a “Domestic Obligor” and collectively, the “Domestic Obligors”; and Brunswick Europe Holdings Limited, Brunswick Hungary Kft and Centennial Assurance Company, Ltd., each a “Foreign Obligor” and collectively the “Foreign Subsidiary Obligors”) in connection with the negotiation, execution and delivery of the Credit Agreement (the “Credit Agreement”) dated as of April 29, 2005 among the Company, the Subsidiary Account Parties and the Subsidiary Borrowers party thereto from time to time, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for extensions of credit to be made by the Lenders to the Company and certain of the Company’s designated subsidiaries in an aggregate principal or face amount not exceeding $650,000,000.  Terms defined in the Credit Agreement are used herein as defined therein.  We are delivering this opinion letter to you pursuant to Section 4.01(b) of the Credit Agreement at the request of the Company.

In rendering the opinions expressed below, we have examined:

(a)                         the Credit Agreement;

(b)                        the promissory notes dated the date hereof in favor of LaSalle Bank National Association, The Royal Bank of Scotland PLC, Harris Trust and Savings Bank, Lloyds TBS Bank PLC, The Bank of New York, PNC Bank, National Association, Deutsche Bank AG New York Branch and U.S. Bank National Association, respectively, executed and delivered by the Company or the relevant Subsidiary Borrower on the date hereof pursuant to the Credit Agreement (such notes, together with the Credit Agreement, the “Credit Documents”); and

(c)                         such records of the Obligors and such other documents as we have deemed necessary as a basis for the opinions expressed below.

Opinion of Counsel to the Obligors

In our examination, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Agreement and certificates of appropriate representatives of each Obligor.  We have also assumed that all licenses, authorizations and approvals of (including any exchange control approvals), and all filings or registrations with, any Governmental Authority of any jurisdiction in which a Foreign Subsidiary Obligor is located necessary for the making and performance by each Foreign Subsidiary Obligor of the Credit Documents have been duly obtained and made.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except to the extent that we expressly opine on such matters below as to one or more of the Obligors):

(i)                                     such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)                                  all signatories to such documents have been duly authorized;

(iii)                               all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents; and

(iv)                              the execution, delivery and performance by the parties to such documents do not and will not violate the articles or certificate of incorporation, articles of association, by-laws or other constitutive documents, as applicable, of any such party, any contract or indenture to which any such party is a party or by which it is created or it or any of its property is bound, or any order or decree of any court, administrative agency or other Governmental Authority applicable to any such party, or any law applicable to any such party.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.                                          Each Domestic Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each Domestic Obligor has all requisite corporate power and authority to carry on its business as now conducted, as such business is described in the 2004 10-K.  Each of the Company and Brunswick Bowling & Billiards Corporation is qualified to do business in, and is in good standing in, the State of Illinois.

2.                                          The execution, delivery and performance by each Domestic Obligor of the Credit Documents to which it is a party are within the corporate powers of such

Opinion of Counsel to the Obligors

Domestic Obligor.

3.                                          The execution, delivery and performance by each Domestic Obligor of the Credit Documents to which it is a party has been duly authorized by all necessary corporate action on the part of such Domestic Obligor that is a party thereto.

4.                                          The Credit Documents have been duly executed and delivered by each Domestic Obligor that is a party thereto.

5.                                          The Credit Documents constitute the legal, valid and binding obligations of each Borrower that is a party thereto, enforceable against such Borrower in accordance with their terms.  The Credit Agreement constitutes the legal, valid and binding obligation of each Account Party that is a party thereto, enforceable against such Account Party in accordance with its terms.

6.                                          The execution, delivery and performance by the Company and each Domestic Subsidiary Obligor of the Credit Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Illinois, New York or Federal Governmental Authority under any Applicable Law of the States of New York or Illinois or of the United States of America, (b) will not violate any Applicable Law of the States of New York or Illinois or of the United States of America applicable to such Domestic Obligor or such Domestic Obligor’s certificate of incorporation, article of incorporation or by-laws or, to our knowledge, any order, writ, decree or injunction of any Governmental Authority known to us to which such Domestic Obligor is a party or by which it is bound, and (c) to our knowledge, will not violate, result in a default under, result in the creation or imposition of any Lien on any asset of such Domestic Obligor under, or give rise to a right to require any payment to be made by such Domestic Obligor under, any indenture, agreement or other instrument binding upon such Domestic Obligor and identified on Annex II to this opinion letter.  For purposes of this opinion letter, “Applicable Law” means, with respect to any jurisdiction, those laws, rules and regulations of that jurisdiction that, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation.

7.                                          The execution, delivery and performance by each Foreign Subsidiary Obligor of the Credit Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Illinois, New York or Federal Governmental Authority under any Applicable Law of the States of New York or Illinois or of the United States of America and (b) will not violate any Applicable Law of the States of New York or Illinois or of the United States of America applicable to such Obligor.

8.                                          Neither the Company nor any other Obligor is (a) an “investment company”

Opinion of Counsel to the Obligors

(as defined in the Investment Company Act of 1940, as amended (the “ICA”)) registered or required to be registered under the ICA,  or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

The foregoing opinions are subject to the following comments and qualifications:

A.                                   The opinions expressed in Paragraph 5 are subject to (i) limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally (including the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally), (ii) the effect of general principles of equity, including but not limited to concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), and (iii) limitations imposed by public policy under certain circumstances, including on the enforceability of provisions indemnifying a party against its own wrongful or negligent acts.

B.                                     We express no opinion as to the effect of (i) the compliance or noncompliance of the Administrative Agent or any Lender with any state or federal laws or regulations applicable to the Administrative Agent or any Lender because of the Administrative Agent’s or any Lender’s legal or regulatory status or the nature of the Administrative Agent’s or any Lender’s business or (ii) the failure of the Administrative Agent or any Lender to be authorized to conduct business in any jurisdiction.

C.                                     The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

D.                                    We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the States of Illinois and New York) that limit the interest, fees or other charges such Lender may impose, (ii) the last sentence of Section 2.19(d) of the Credit Agreement, (iii) Section 10.08 of the Credit Agreement, (iv) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (v) any provisions pursuant to which a Domestic Obligor consents to the service of process by means prescribed in the Credit Agreement, (vi) the first sentence of Section 10.10 of the Credit Agreement, (vii) Section 10.11 of the Credit Agreement and (viii) the Federal securities laws of the United States of America or any state securities or blue sky laws.

E.                                      We wish to point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

Opinion of Counsel to the Obligors

With respect to the opinions in Paragraph 8(a) above, we have relied exclusively as to factual matters on a certificate of the Company dated the date of this opinion letter.  We note that, for purposes of determining whether a particular entity is an “investment company” within the meaning of the ICA, it is necessary to examine the “value” of the assets of such entity within the meaning of Section 2(a)(41)(A) of the ICA.  Section 2(a)(41)(A)(ii) of the ICA provides that the “value” of certain assets held by an entity shall be the “fair value” of such assets as determined in good faith by such entity’s board of directors (or similar governing body).  Neither the Board of Directors of the Company nor that of any Subsidiary was requested to determine the value of any assets required to be valued at “fair value” pursuant to Section 2(a)(41)(A)(ii), but the certificate referred to above in this paragraph makes certain certifications regarding the value of the assets of the Company and certain of its subsidiaries and states that values were determined in good faith by a person or persons having such knowledge of business and financial matters as to be in a position to determine such fair values.  We have assumed, however, with your permission, that all assets of the Company and its Subsidiaries that are required to be valued at “fair value” pursuant to Section 2(a)(41)(A)(ii) of the ICA by the Board of Directors of the Company or of the relevant Subsidiary, as the case may be, would have been valued at the same values ascribed to such assets for purposes of such certificate had the Board of Directors of the Company or of the relevant Subsidiary determined the “fair value” thereof pursuant to such section.

Any opinion or statement herein which is expressed to be “to our knowledge” or is otherwise qualified by words of like import means that the lawyers currently practicing law with Sidley Austin Brown & Wood LLP and its affiliate partnerships who have had an active involvement in negotiating or reviewing the Credit Documents have no current conscious awareness of any facts or information contrary to such opinion or statement.  With respect to such matters, such persons, with your express permission and consent, have not undertaken any other investigation or inquiry of other lawyers practicing law with this firm, or any review of files maintained by this firm, or any inquiry of officers or employees of the Obligors.  The reference to “conscious awareness” in this paragraph has the meaning given that phrase in the Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 Bus. Law 167, 192 (1991).

The foregoing opinions are limited to matters involving the Delaware General Corporation Law, the federal laws of the United States of America and the laws of the States of Illinois and New York, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is furnished by us solely for your benefit and the benefit of your successors and assignees and future participants under the Credit Agreement, and it may not be relied upon by, or quoted or delivered to, any person other than such successors, assignees and participants, your legal counsel and the legal counsel of such successors, assignees and participants without, in each instance, our prior written consent.  The opinions expressed above are based solely on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion letter should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Opinion of Counsel to the Obligors

Very truly yours,

Opinion of Counsel to the Obligors

ANNEX I

Subsidiaries

Brunswick International Limited

Brunswick Hungary Kft

Brunswick Europe Holdings Limited

Marine Power Europe, Inc.

Centennial Assurance Company, Ltd.

Brunswick Bowling & Billiard Corporation

Brunswick Commercial & Government Products, Inc.

Opinion of Counsel to the Obligors

ANNEX II

Indentures, Agreements and Instruments

1.                                       Indenture dated as of March 15, 1987 between Brunswick Corporation and Continental Illinois National Bank and Trust Company of Chicago, as Trustee (as heretofore amended, restated, supplemented or otherwise modified).

Opinion of Counsel to the Obligors

EXHIBIT D

[Form of Opinion of Special New York Counsel to JPMCB]

April 29, 2005

To the Lenders party to the Credit Agreement

   referred to below and JPMorgan Chase Bank, N.A.,

   as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMCB”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of April 29, 2005, between Brunswick Corporation (the “Company”), the Subsidiary Account Parties and/or the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMCB, as Administrative Agent, providing for extensions of credit to be made by the Lenders to the Company and certain of the Company’s designated subsidiaries in an aggregate principal or face amount not exceeding $650,000,000.  Terms defined in the Credit Agreement are used herein as defined therein.  This opinion letter is being delivered pursuant to Section 4.01(c) of the Credit Agreement.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.  We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to any Obligor) constitutes a legal, valid, binding and enforceable obligations of, all of the parties thereto, that all signatories thereto have been duly authorized, that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents, and that all authorizations, approvals or consents of (including, without limitation, all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of the country of organization of any Foreign Subsidiary Account Party or Foreign Subsidiary Borrower party to the Credit Agreement (including the central bank of each such country) required for the making and performance by such party of the Credit Agreement have been obtained or made and are in effect.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and subject to possible

Opinion of Special New York Counsel to JPMCB

judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A)  The enforceability of Section 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B)  The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C)  We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.19(d) of the Credit Agreement, (iii) Section 10.08 of the Credit Agreement, (iv) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (v) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York, (vi) Section 10.11 of the Credit Agreement and (vii) Section 10.16 of the Credit Agreement to the extent it relates to immunity acquired after the date of execution and delivery of the Credit Agreement.

(D)  Clause (iii) of the second sentence of Section 9.02 may not be enforceable to the extent that the Guaranteed Obligations are materially modified.

(E)  We wish to point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of such judgment and (ii) a judgment rendered by a United States Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any

Opinion of Special New York Counsel to JPMCB

opinion as to the laws of any other jurisdiction.  Without limiting the foregoing, we do not hold ourselves out as experts on, or purport to advise on, the laws of the country of organization of any Foreign Subsidiary Account or Foreign Subsidiary Borrower party to the Credit Agreement.

This opinion letter is provided to you by us in our capacity as special New York counsel to JPMCB pursuant to Section 4.01(c) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WJM/WFC

Opinion of Special New York Counsel to JPMCB

EXHIBIT E

[Form of Process Agent Acceptance Letter]

CT Corporation System

                 , 200

To:           JPMorgan Chase Bank, N.A.,

as administrative agent under the
Credit Agreement referred to below
(the “Administrative Agent”)

Re:  [                ] (the “Subject Subsidiary”)

Ladies and Gentlemen:

In respect of the Credit Agreement (the “Credit Agreement”) dated as of April 29, 2005 between Brunswick Corporation (the “Company”), the Subsidiary Account Parties and the Subsidiary Borrowers party thereto, the Lenders party thereto and the Administrative Agent, the undersigned hereby accepts the irrevocable designation and appointment of it as of the date hereof as agent for the Subject Subsidiary to accept and acknowledge service of any and all process, as contemplated by Section 10.09(e) of the Credit Agreement and otherwise as provided thereby, such acceptance to remain in effect until the Credit Agreement shall have been terminated and all obligations thereunder of the Subject Subsidiary shall have been paid in full.

The undersigned agrees to give the Administrative Agent or the Subject Subsidiary and the Company, as applicable, prompt notice by telephone, fax, telex, cable or e-mail, at the telephone number, fax number or e-mail address set forth on Annex A upon receipt of all papers served upon the undersigned pursuant to such appointment and to forward promptly to the Administrative Agent or the Subject Subsidiary and the Company, as applicable, at the address set forth in Annex A, all such papers served pursuant to such appointment by reputable overnight carrier.

Very truly yours,

CT CORPORATION SYSTEM

By:
Title:

Process Agent Acceptance Letter

Annex A

Addresses

[Administrative Agent]

Address:

[Subject Subsidiaries]

Address:

[Company]

Address:

Opinion of Special New York Counsel to JPMCB

EXHIBIT F

[Form of Termination Letter]

TERMINATION LETTER

                    , 200

To JPMorgan Chase Bank, N.A.,

  as Administrative Agent

270 Park Avenue

New York, New York 10017

[                               ,

  as Issuing Lender

                            ]

[Insert address of each

Approving Relevant Lender]

Each of the Lenders party to the

Credit Agreement referred to below

Re:  Termination of [                    ] (the “Subject Subsidiary”) as [Subsidiary Account Party][Subsidiary Borrower]

The Company hereby gives notice pursuant to Section 2.21 of the Credit Agreement dated as of April 29, 2005 between Brunswick Corporation (the “Company”), the Subsidiary Account Parties and the Subsidiary Borrowers party thereto, the Lenders party thereto (the “Lenders”) and the Administrative Agent (the “Credit Agreement”) that, effective as of the date hereof, the Subject Subsidiary is terminated as [an Account Party][a Borrower] under the Credit Agreement and all commitments by the Lenders [to issue Letters of Credit for account of such Account Party][make Loans for account of such Borrower] under the Credit Agreement are hereby terminated.

Pursuant to Section 2.21 of the Credit Agreement, the Company hereby certifies [that there is no LC Exposure outstanding with respect to any Letter of Credit for which the Subject Subsidiary is an Account Party][that all principal and interest on any Loan of the Subject Subsidiary and all other amounts payable by such Subject Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof].

All obligations of the Subject Subsidiary arising in respect of any period in which the Subject Subsidiary was, or on account of any action or inaction taken by the Subject Subsidiary as, [an Account Party][a Borrower] under the Credit Agreement shall survive the termination effected by this notice.

Termination Letter

Terms used herein have the meanings assigned to them in the Credit Agreement.

BRUNSWICK CORPORATION

By
Authorized Officer

F2-2